Exhibit 99.1
ITEM 6. Selected Financial Data
     The following selected historical financial data are derived from our audited financial statements. The balance sheet data as of December 31, 2008 and 2007 and the statements of operations data for the years ended December 31, 2008 and 2007 are derived from our audited financial statements and related notes that are included elsewhere in this report. The information set forth below should be read in conjunction with our historical financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this report.

	Year Ended December 31,
	2008(1)	2007
	(In thousands, except per share data)
Statements of Operations Data:
Revenues	$20,489	$—
Cost of goods and services and network costs (exclusive of items shown separately below)	131,489	48,865
Selling, general and administrative expense	150,940	99,490
Depreciation and amortization	58,146	3,979
Spectrum lease expense	90,032	60,051
Transaction related expenses	82,960	—

Total operating expenses	513,567	212,385

Operating loss	(493,078)	(212,385)
Other income (expense), net	(37,662)	4,022
Income tax provision	(61,607)	(16,362)

Net loss	(592,347)	(224,725)
Less: non-controlling interests in net loss of consolidated subsidiaries	159,721	—

Net loss attributable to Clearwire Corporation	$(432,626)	$(224,725)

Net loss attributable to Clearwire Corporation per Clearwire Class A Common Share(2):
Basic	$(0.16)

Diluted	$(0.28)

Weighted average Clearwire Class A Common Shares outstanding:
Basic	189,921
Diluted	694,921
Other Financial Data:
Capital expenditures	$534,196	$329,469

(1)	The year ended December 31, 2008 includes the results of operations for the Sprint WiMAX Business for the first eleven months of 2008 prior to the closing of the Transactions and the results of our operations subsequent to the Closing. The 2007 operations data represents the Sprint WiMAX Business’ historical results of operations.

(2)	Prior to the Closing, we had no equity as we were a wholly-owned division of Sprint. As such, we did not calculate or present net loss attributable to Clearwire Corporation per Clearwire Class A Common Share for the period from January 1, 2008 to November 28, 2008 and the year ended December 31, 2007. We have calculated and presented basic and diluted net loss attributable to Clearwire Corporation per Clearwire Class A Common Share for the period from November 29, 2008 through December 31, 2008.

	2008	2007
	(In thousands)
Operating Data:
Subscribers:(1)
United States	424	—
International	51	—

(1)	Represents the number of households and business or governmental entities receiving wireless broadband connectivity through our network.

	2008	2007
	(In thousands)
Balance Sheet Data:
Current assets	$3,165,872	$8,399
Property, plant and equipment, net	1,319,945	491,896

	2008	2007
	(In thousands)
Spectrum licenses	4,471,862	2,642,590
Total assets	9,124,167	3,144,158
Long-term debt	1,350,498	—
Total stockholders’ equity	7,502,810	2,464,936

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion and analysis summarizes the significant factors affecting our results of operations, financial condition and liquidity position for the years ended December 31, 2008 and 2007 and should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this filing. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Annual Report on Form 10-K, particularly in the section entitled “Risk Factors.”
Forward-Looking Statements
     Statements and information included in this Annual Report on Form 10-K that are not purely historical are forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
     Forward-looking statements in this Annual Report on Form 10-K represent our beliefs, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based or the success of our business.
     When used in this report, the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “evaluate,” “opinion,” “may,” “could,” “future,” “potential,” “probable,” “if,” “will” and similar expressions generally identify forward-looking statements.
Recent Developments and Overview
     On May 7, 2008, we entered into the Transaction Agreement with Sprint, Comcast, Time Warner Cable, Bright House, Google and Intel, in an effort to expedite the development of a nationwide wireless broadband network, expedite the commercial availability of wireless broadband services over the wireless broadband network, enable the offering of a greater depth and breadth of wireless broadband services and promote wireless broadband development.
     Pursuant to the Transaction Agreement, the assets of Old Clearwire and its subsidiaries before the consummation of the Transactions were combined with the spectrum and certain other assets associated with the development and operations of the Sprint WiMAX Business, with the Investors contributing an aggregate of $3.2 billion in cash to the combined company. In connection with the Closing, we entered into various commercial agreements with Sprint and the Investors. The Closing occurred on November 28, 2008.
     As a result of the Transactions, each share of Old Clearwire, which we refer to as Old Clearwire Class A Common Stock, was converted into the right to receive one share of Clearwire Class A Common Stock, and each option and warrant to purchase shares of Old Clearwire Class A Common Stock was converted into an option or warrant, as applicable, to purchase the same number of shares of Clearwire Class A Common Stock in Clearwire.
     After the Transactions, Sprint and the Investors, other than Google, own shares of Clearwire Class B Common Stock, which have equal voting rights to Clearwire Class A Common Stock, but have only limited economic rights. Unlike the holders of Clearwire Class A Common Stock, the holders of Clearwire Class B Common Stock have no right to dividends and no right to any proceeds on liquidation other than the par value of the Clearwire Class B Common Stock. Sprint and the Investors, other than Google, hold their economic rights through ownership of Clearwire Communications Class B Common Interests. In exchange for its investment, Google initially received 25 million shares of Clearwire Class A Common Stock.

     In addition, at the Closing, we entered into several commercial agreements with Sprint and certain of the Investors relating to, among other things, access rights to towers that Sprint owns or leases, resales by us and certain Investors of bundled second generation wireless communications, which we refer to as 2G, and third generation wireless communications, which we refer to as 3G services, from Sprint, resales by Sprint and certain Investors of our fourth generation wireless broadband, which we refer to as 4G, services, most favored reseller status with respect to economic and non-economic terms of certain service agreements, collective development of new 4G services, creation of desktop and mobile applications on the Clearwire network, the embedding of WiMAX chips into various Clearwire network devices and the development of Internet services and protocols. As a result of our entering into certain of the commercial agreements with Sprint and the Investors in connection with the Transactions, we expect to increase our distribution opportunities, thereby permitting us to expand our subscriber base and increase revenues.
Business Segments
     We comply with the requirements of Statement of Financial Accounting Standards, which we refer to as SFAS, No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, which we refer to as the CODM, in deciding how to allocate resources and in assessing performance. Operating segments can be aggregated for segment reporting purposes so long as certain aggregation criteria are met. We define the CODM as our Chief Executive Officer. As our business continues to mature, we assess how we view and operate our business. Based on the nature of our operations, we market a product that is basically the same product across our United States and international markets. Our CODM assesses and reviews the Company’s performance and makes resource allocation decisions at the domestic and international levels. In 2008, we have identified two reportable segments: the United States and the International business. In 2007, we only had one reportable business segment: the United States, as we had no international operations.
Critical Accounting Policies
     Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates used, including those related to investments, long-lived assets, goodwill and intangible assets, including spectrum, share-based compensation, and deferred tax asset valuation allowance.
     Our accounting policies require management to make complex and subjective judgments. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. These factors could have a material impact on our financial statements, the presentation of our financial condition, changes in financial condition or results of operations.
     In consultation with our board of directors, we have identified the following accounting policies that we believe are key to an understanding of our financial statements: revenue recognition; impairments of long-lived assets; impairments of intangible assets with indefinite useful lives; business combinations; share-based compensation; accounting for spectrum licenses and leases; the deferred tax asset valuation allowance; investments and fair value measurements.
Revenue Recognition
     We recognize revenue in accordance with Staff Accounting Bulletin, which we refer to as SAB, Topic 13, Revenue Recognition, when all of the following conditions exist: (i) persuasive evidence of an arrangement exists in the form of an accepted purchase order; (ii) delivery has occurred, based on shipping terms, or services have been rendered; (iii) the price to the buyer is fixed or determinable, as documented on the accepted purchase order; and (iv) collectability is reasonably assured.
     We primarily earn revenue by providing access to our wireless broadband network. Also included is revenue from the lease of CPE to customers and other additional services, including VoIP telephony service, personal and business email and static Internet Protocol. Activation fees are charged to customers when initiating a service subscription.

     We apply Emerging Issues Task Force, which we refer to as EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, to account for revenue arrangements with activation and/or multiple service components. These arrangements are allocated among the separate units of accounting based on the relative fair values if the deliverables in the arrangement meet certain criteria.
     We apply EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. When we are the primary obligor in a transaction, are subject to inventory risk, have latitude in establishing prices and selecting suppliers, or have several but not all of these indicators, revenue is recorded gross. If we are not the primary obligor and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, we record the net amounts as commissions earned.
     We record estimated reductions to revenue for customer programs at the time revenue is recognized. Our customer programs primarily involve promotional discounts on service fees for a specified period of time, which are designed to serve as sales incentives for our products in various target markets. We account for promotional discounts in accordance with EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), which we refer to as EITF No. 01-09 and, as such, the discount is treated as cash consideration and recorded as a reduction of revenue. Other promotions providing a free product or service from an unrelated entity are considered a deliverable in the exchange and not a refund or rebate of a portion of the service fees charged to the customer, and are treated as non-cash consideration and are expensed as incurred in accordance with EITF No. 01-09 as opposed to a reduction in revenue.
     Service revenue from customers for the wireless broadband and optional services are billed in advance and recognized ratably over the service period. Activation fees charged to the customer are deferred and recognized as service revenue on a straight-line basis over the expected life of the customer relationship, which we have estimated to be 3.5 years for our pre-WiMAX customers. This expected life was determined based on our assessment of industry averages and our assessment of data on the duration of a customer life and average monthly churn.
     Revenue associated with the sale of CPE and other equipment to our customers is recognized when title and risk of loss transfer to the customer. Generally, the risks of ownership and title pass when product is delivered to our customer. Shipping and handling costs billed to customers are recorded to service revenue.
Impairments of Long-lived Assets
     We review our long-lived assets to be held and used, including property, plant and equipment and intangible assets with definite useful lives, for recoverability whenever an event or change in circumstances indicates that the carrying amount of such long-lived asset or group of long-lived assets may not be recoverable. Such circumstances include, but are not limited to the following:
•	a significant decrease in the market price of the asset;

•	a significant change in the extent or manner in which the asset is being used;

•	a significant change in the business climate that could affect the value of the asset;

•	a current period loss combined with projections of continuing losses associated with use of the asset;

•	a significant change in our business or technology strategy, such as a switch to mobile WiMAX wireless broadband network;

•	a significant change in our management’s views of growth rates for our business; and

•	a significant change in the anticipated future economic and regulatory conditions and expected technological availability.
     We evaluate quarterly, or as needed, whether such events and circumstances have occurred. When such events or circumstances exist, we would determine the recoverability of the asset’s carrying value by estimating the undiscounted future net cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use of the asset. For purposes of recognition and measurement, we group our long-lived assets at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other assets and liabilities.

     If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss, if any, is recognized for the difference between the fair value of the asset and its carrying value. As of December 31, 2008, our stock price was $4.93 compared to our stock price on the date of the Transactions of $6.62. This market decline is deemed to be a triggering event under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requiring us to perform an impairment test. We conducted the recoverability test and concluded there was no impairment.
Impairments of Intangible Assets with Indefinite Useful Lives
     We assess the impairment of intangible assets with indefinite useful lives at least annually, or whenever an event or change in circumstances indicates that the carrying value of such asset or group of assets may not be recoverable. Factors we consider important, any of which could trigger an impairment review, include:
•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in our use of the acquired assets or the strategy for our overall business; and

•	significant negative industry or economic trends.
     We account for our intangible assets that have indefinite lives in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which we refer to as SFAS No. 142. The impairment test for intangible assets with indefinite useful lives consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess. The fair value is determined by estimating the discounted future cash flows that are directly associated with, and that are expected to arise as a direct result of the use and eventual disposition of, the asset. In accordance with SFAS No. 142, intangible assets with indefinite useful lives are assessed for impairment annually, or more frequently, if an event indicates that the asset might be impaired. We had no impairment of our indefinite lived intangible assets in any of the periods presented.
Business Combinations
     We account for acquisitions occurring before January 1, 2009 using the purchase method in accordance with SFAS No. 141, Business Combinations, which we refer to as SFAS No. 141. SFAS No. 141 requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date, with amounts exceeding the fair value being recorded as goodwill. If the cost of the acquisition is less than the fair value of the net assets acquired, the difference is allocated to the eligible assets under SFAS No. 141. The allocation process requires an analysis of acquired fixed assets, contracts, and contingencies to identify and allocate the excess of fair value over cost to the eligible assets acquired. Significant management judgment is required in estimating the fair value of assets acquired. The fair value estimates are based on future expectations and assumptions deemed reasonable by management, but are inherently uncertain. Our allocation of the purchase price to specific assets and liabilities is based upon customary valuation procedures and techniques. Purchase transactions are subject to purchase price allocation adjustments due to contingency resolution for up to one year after close.
Share-Based Compensation
     We account for our share-based compensation in accordance with SFAS No. 123(R), Share-Based Payment, which we refer to as SFAS No. 123(R), which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors based on estimated fair values. We recognize compensation costs, net of a forfeiture rate, for those shares expected to vest on a graded vesting schedule over the requisite service period of the award, which is generally the option vesting term of four years. Going forward, stock-based compensation expenses may increase as we issue additional equity-based awards to continue to attract and retain key employees.
     We issue incentive awards to our employees through stock-based compensation consisting of stock options and restricted stock units, which we refer to as RSUs. The value of RSUs is determined using the fair value method, which in this case, is based on the number of shares granted and the quoted price of Clearwire Class A Common Stock on the date of grant. In determining the fair value of stock options, we use the Black-Scholes valuation model, which we refer to as BSM, to estimate the fair value of stock options which requires complex and judgmental assumptions including estimated stock price volatility and employee exercise patterns (expected life of the option). The computation of expected volatility is based on an average historical volatility from common shares of a group of our peers as well as our own volatility. The expected life of options granted is based on the simplified calculation of expected life, described in SAB No. 107, Share-Based Payment, due to lack of option exercise history. If any of the assumptions used in the BSM change significantly, share-based compensation expense may differ materially for future grants as compared to the current period.

     SFAS No. 123(R) also requires that we recognize compensation expense for only the portion of stock options or RSUs that are expected to vest. Therefore, we apply estimated forfeiture rates that are derived from historical employee termination behavior. If the actual number of forfeitures differs from those estimated by management, additional adjustments to stock-based compensation expense may be required in future periods.
Accounting for Spectrum Licenses and Leases
     We have three types of arrangements for spectrum licenses in the United States: owned spectrum licenses with indefinite lives, owned spectrum licenses with definitive lives and spectrum leases.
     The owned licenses in the United States and internationally that have a track record of renewal are accounted for as intangible assets with indefinite lives in accordance with the provisions of SFAS No. 142. In accordance with SFAS No. 142, intangible assets with indefinite useful lives are not amortized but must be assessed for impairment annually or more frequently if an event indicates that the asset might be impaired.
     Owned licenses internationally that do not have a track record of renewal are accounted for as long-lived assets and are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, as required by SFAS No. 144.
     We account for the spectrum lease arrangements as executory contracts which are similar to operating leases. For leases containing scheduled rent escalation clauses we record minimum rental payments on a straight-line basis over the terms of the leases, including the renewal periods as appropriate. For leases involving significant up-front payments, we account for such payments as prepaid spectrum lease costs.
Deferred Tax Asset Valuation Allowance
     A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before we are able to realize their benefit, or that future deductibility is uncertain. In accordance with SFAS No. 109, Accounting for Income Taxes, we record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including our limited operating history, scheduled reversals of deferred tax liabilities, projected future taxable income/loss, tax planning strategies and recent financial performance. As it relates to the U.S. tax jurisdiction, we determined that our temporary taxable difference associated with our investment in Clearwire Communications LLC will reverse within the reversal periods of its deferred tax assets and accordingly represents relevant future taxable income. We have recorded a valuation allowance for net deferred tax assets, which was approximately $349.0 million and $98.7 million as of December 31, 2008 and 2007, respectively.
Investments
     SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and SAB No. 59, Non-current Marketable Equity Securities, provide guidance on determining when an investment is other-than-temporarily impaired. We classify marketable debt and equity securities that are available for current operations as short-term available-for-sale investments, which are stated at fair value. Unrealized gains and losses are recorded within accumulated other comprehensive income (loss). Losses are recognized when a decline in fair value is determined to be other-than-temporary. Realized gains and losses are determined on the basis of the specific identification method. We review our short-term and long-term investments on an ongoing basis for indicators of other-than-temporary impairment, and this determination requires significant judgment.
     We have an investment portfolio comprised of U.S. treasuries and auction rate securities. The value of these securities is subject to market volatility for the period we hold these investments and until their sale or maturity. We recognize realized losses when declines in the fair value of our investments below their cost basis are judged to be other-than-temporary. In determining whether a decline in fair value is other-than-temporary, we consider various factors including market price (when available), investment ratings, the financial condition and near-term prospects of the issuer, the length of time and the extent to which the fair value has been less than our cost basis, and our intent and ability to hold the investment until maturity or for a period of time sufficient to allow for any anticipated recovery in market value. We make significant judgments in considering these factors. If it is judged that a decline in fair value is other-than-temporary, the investment is valued at the current estimated fair value and a realized loss equal to the decline is reflected in the consolidated statement of operations.

     In determining fair value, we use quoted prices in active markets where such prices are available, or we use models to estimate fair value using various methods including the market, income and cost approaches. For investments where we use models to estimate fair value in the absence of quoted market prices, we often utilize certain assumptions that market participants would use in pricing the investment, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs are readily observable, market corroborated, or unobservable Company inputs.
     We estimate the fair value of securities without quoted market prices using internally generated pricing models that require various inputs and assumptions. We believe that our pricing models, inputs and assumptions are what market participants would use in pricing the securities. We maximize the use of observable inputs to the pricing models where quoted market prices from securities and derivatives exchanges are available and reliable. We typically receive external valuation information for U.S. Treasuries, other U.S. Government and Agency securities, as well as certain corporate debt securities, money market funds and certificates of deposit. We also use certain unobservable inputs that cannot be validated by reference to a readily observable market or exchange data and rely, to a certain extent, on management’s own assumptions about the assumptions that market participants would use in pricing the security. Our internally generated pricing models may include our own data and require us to use our judgment in interpreting relevant market data, matters of uncertainty and matters that are inherently subjective in nature. We use many factors that are necessary to estimate market values, including, interest rates, market risks, market spreads, and timing of cash flows, market liquidity, and review of underlying collateral and principal, interest and dividend payments. The use of different judgments and assumptions could result in different presentations of pricing and security prices could change significantly based on market conditions.
Fair Value Measurements
     During 2008, we adopted SFAS No. 157, Fair Value Measurements, which we refer to as SFAS No. 157, for our financial assets and liabilities that are recognized or disclosed at fair value on an annual or more frequently recurring basis. These include our derivative instruments and our short-term and long-term investments.
     As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, we utilize certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. These inputs can be readily observable, market corroborated, or generally unobservable inputs. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, we are required to provide the following information according to the fair value hierarchy:
     Level 1: Quoted market prices in active markets for identical assets or liabilities.
     Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.
     Level 3: Unobservable inputs that are not corroborated by market data.
     In accordance with SFAS No. 157 and our policy, it is our practice to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, we use quoted market prices to measure fair value. If listed prices or quotes are not available, fair value is based on internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to interest rate yield curves, volatilities, equity or debt prices, and credit curves. In estimating fair values, we utilize certain assumptions that market participants would use in pricing the financial instrument, including assumptions about risk. The degree of management judgment involved in determining the fair value of a financial instrument is dependent on the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in the market conditions may reduce the availability and reliability of quoted prices or observable data. In these instances, we use certain unobservable inputs that cannot be validated by reference to a readily observable market or exchange data and rely, to a certain extent, on management’s own judgment about the assumptions that market participants would use in pricing the security. These internally derived values are compared with non-binding values received from brokers or other independent sources.

CLEARWIRE CORPORATION AND SUBSIDIARIES
Results of Operations
     Within this “Results of Operations” section, we disclose results of operations on both an “as reported” and a “pro forma” basis. The reported results are not necessarily representative of our ongoing operations as Old Clearwire’s results are included only for the period of time after the November 28, 2008 Closing. Prior to that date, the reported results reflect only the Sprint WiMAX Business’ results. Therefore, to facilitate an understanding of our trends and on-going performance, we have presented pro forma results in addition to the reported results. The unaudited pro forma combined statements of operations were prepared in accordance with Article 11- Pro-forma Financial Information of Securities and Exchange Commission Regulation S-X. The pro forma results include both the Sprint WiMAX Business and Old Clearwire for 2008 and 2007, as adjusted for certain pro forma purchase accounting adjustments and other non-recurring charges, and give effect to the Transactions as though the Closing had occurred as of January 1, 2007. A reconciliation of pro forma amounts to reported amounts has been included under the heading “Pro Forma Reconciliation.”
     The following table sets forth as reported operating data for the periods presented (in thousands, except per share data).
As Reported Results — Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2008	2007
REVENUES	$20,489	$—
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	131,489	48,865
Selling, general and administrative expense	150,940	99,490
Depreciation and amortization	58,146	3,979
Spectrum lease expense	90,032	60,051
Transaction related expenses	82,960	—

Total operating expenses	513,567	212,385

OPERATING LOSS	(493,078)	(212,385)
OTHER INCOME (EXPENSE):
Interest income	1,091	—
Interest expense	(16,545)	—
Foreign currency gains, net	684	—
Other-than-temporary impairment loss and realized loss on investments	(17,036)	—
Other income (expense), net	(5,856)	4,022

Total other income (expense), net	(37,662)	4,022

LOSS BEFORE INCOME TAXES	(530,740)	(208,363)
Income tax provision	(61,607)	(16,362)

NET LOSS	(592,347)	(224,725)
Less: non-controlling interests in net loss of consolidated subsidiaries	159,721	—

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(432,626)	$(224,725)

Net loss attributable to Clearwire Corporation per Clearwire Class A Common Share (1):
Basic	$(0.16)

Diluted	$(0.28)

Weighted average Clearwire Class A Common Shares outstanding:
Basic	189,921

Diluted	694,921

(1)	Prior to the Closing, we had no equity as we were a wholly-owned division of Sprint. As such, we did not calculate or present net loss attributable to Clearwire Corporation per Clearwire Class A Common Share for the period from January 1, 2008 to November 28, 2008 and the year ended December 31, 2007. We have calculated and presented basic and diluted net loss attributable to Clearwire Corporation per Clearwire Class A Common Share for the period from November 29, 2008 through December 31, 2008.

     Revenue. Revenue is primarily generated from subscription and modem lease fees for our wireless broadband service, as well as from activation fees and fees for other services such as email, VoIP, and web hosting services.

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Revenue	$20,489	$—	$20,489	N/M
     The increase in revenue for 2008 is primarily due to the revenue received from operations of Clearwire following the closing of the Transactions on November 28, 2008, where we acquired all of the Old Clearwire markets and subscribers. Revenue in the United States represented 87% and international represented 13% of total revenue for the year ended December 31, 2008. As of December 31, 2008, we operated our services in 47 domestic and four international markets. Total subscribers in all markets were approximately 475,000 as of December 31, 2008. There were no subscribers as of December 31, 2007. We expect revenues to increase due to the roll out of new mobile WiMAX markets, which will increase our subscriber base, and an increase in service offerings in 2009. In addition, we expect that average revenue per user, which we refer to as ARPU, will be similar to current levels because increases from multiple service offerings per customer will likely be offset by the impact of promotional pricing. We expect that churn will increase in our pre-WiMAX markets as we transition these networks to mobile WiMAX technology.

     Cost of goods and services and network costs. Cost of goods and services includes costs associated with tower rents, direct Internet access and backhaul, which is the transporting of data traffic between distributed sites and a central point in the market or Point of Presence. Cost of goods and services also includes certain network equipment, site costs, facilities costs, software licensing and certain office equipment. Network costs primarily consist of external services and internal payroll incurred in connection with the design, development and construction of the network. The external services include consulting fees, contractor fees and project-based fees that are not capitalizable.

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Cost of goods and services and network costs	$131,489	$48,865	$82,624	169.1%
     Cost of goods and services and network costs increased $82.6 million in the year ended December 31, 2008 as compared to the year ended December 31, 2007, primarily due to an increase in tower lease and backhaul expenses. We expect costs of goods and services and network costs to increase significantly in 2009 as we expand our network.
     Selling, general and administrative expense. Selling, general and administrative expenses, which we refer to as SG&A, include all of the following: treasury services, human resources and other shared services that were provided by Sprint prior to the Closing; salaries and benefits, sales commissions, travel expenses and related facilities costs for the following personnel: sales, marketing, network deployment, executive, finance and accounting, information technology, customer care, human resource and legal following the Closing; network deployment expenses representing non-capitalizable costs on network builds in markets prior to launch, rather than costs related to our markets after launch, which are included in cost of goods and services and network costs; and costs associated with advertising, trade shows, public relations, promotions and other market development programs and third-party professional service fees.

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Selling, general and administrative expense	$150,940	$99,490	$51,450	51.7%
     The increase is consistent with the additional resources, headcount and shared services that we have utilized as we continue to build and launch our mobile WiMAX services, especially the higher sales and marketing and customer care expenses in support of the launch of the Baltimore market. The increase in employee compensation and related costs, which includes facilities costs, is primarily due to the acquisition of Old Clearwire and all of its employees. Employee headcount increased at December 31, 2008 to approximately 1,635 employees compared to approximately 520 employees at December 31, 2007. Our focus in 2009 and 2010 will be on development and expansion of our wireless 4G network. We expect that cost per gross addition, which we refer to as CPGA, will increase as new markets are launched, consistent with our past operating experiences.

Depreciation and amortization

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Depreciation and amortization	$58,146	$3,979	$54,167	1361.3%
     Depreciation and amortization expense primarily represents the depreciation recorded on network assets that are being placed into service as we continue to build and develop our networks. During the year ended December 31, 2007, substantially all of the capital expenditures represented construction work in progress and therefore very little depreciation was recorded. In 2008, assets were placed into service as they were available for use and have been depreciated accordingly. The increase is also due to depreciation and amortization expense recorded on assets acquired from Old Clearwire for the period after the closing of the Transactions on November 28, 2008. Depreciation and amortization will increase as additional mobile WiMAX markets are launched and placed into service during 2009.
Spectrum lease expense

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Spectrum lease expense	$90,032	$60,051	$29,981	49.9%
     Total spectrum lease expense increased as a direct result of a significant increase in the number of spectrum leases held by us as well as the acquisition of spectrum leases as part of the Transactions. With the significant number of new spectrum leases and the increasing cost of these leases, we expect our spectrum lease expense to increase. As we renegotiate these leases, they are replaced with new leases, usually at a higher lease cost per month, but with longer terms. Many of the leases acquired as part of the Transactions were entered into before 2007 and the periodic payments before January 1, 2007 were funded by Sprint. Spectrum expense for these contracts was $21 million and $35 million in 2005 and 2006, respectively.
Transaction related expenses

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Transaction related expenses	$82,960	$—	$82,960	N/M
     Transaction related expenses include a one-time $80.6 million settlement loss resulting from the termination of spectrum lease agreements in which Sprint leased spectrum to Old Clearwire prior to the Transactions. Before the Closing, Sprint leased spectrum to Old Clearwire through various spectrum lease agreements. As part of the Transactions, Sprint contributed both the spectrum lease agreements and the spectrum assets underlying those agreements to our business. As a result of the Transactions, the spectrum lease agreements were effectively terminated, and the settlement of those agreements was accounted for as a separate element apart from the business combination. The settlement loss recognized from the termination was valued based on the amount by which the agreements were favorable or unfavorable to our business as compared to current market rates.
Interest expense

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Interest expense	$(16,545)	$—	$(16,545)	N/M
     The increase in interest expense was due to $7.9 million of interest expense recorded on the note payable to Sprint for the repayment of the Sprint Pre-Closing Financing Amount and the $8.6 million of interest expense recorded on the long-term debt acquired from Old Clearwire as part of the Closing.

Other-than-temporary impairment loss and realized loss on investments

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Other-than-temporary impairment loss and realized loss on investments, net	$(17,036)	$—	$(17,036)	N/M
     The increase in the other-than-temporary impairment loss and realized loss on investments is primarily due to a decline in the value of investment securities for the period following the Closing, which we determined to be other than temporary. During the year ended December 31, 2008, we incurred other-than-temporary impairment losses of $17.0 million related to a decline in the estimated fair values of our investment securities.
Tax provision

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Income tax provision	$(61,607)	$(16,362)	$(45,245)	276.5%
     The increase in the income tax provision is primarily due to increased deferred tax liabilities from additional amortization taken for federal income tax purposes by the Sprint WiMAX Business on certain indefinite-lived licensed spectrum prior to the Closing. The Sprint WiMAX Business incurred significant deferred tax liabilities related to the spectrum licenses. Due to the indefinite-lived nature of such intangible assets, we can not estimate the amount or timing, if any, of such deferred tax liabilities reversing in future periods. Accordingly, these deferred tax liabilities are not relevant future taxable income and their increase is not offset by a release of valuation allowance on our net operating losses. The ongoing difference between book and tax amortization resulted in an additional deferred income tax provision of $61.4 million in 2008 prior to the Closing.
Non-controlling interests in net loss of consolidated subsidiaries

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Non-controlling interests in net loss of consolidated subsidiaries	$159,721	$—	$159,721	N/M
     The non-controlling interests in net loss represent the allocation of a portion of the net loss to the non-controlling interests in consolidated subsidiaries for the period from November 28, 2008 to December 31, 2008, based on the ownership by Sprint and the Investors, other than Google, of Clearwire Communications Class B Common Interests upon the Closing.
Pro Forma Results — Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
     The unaudited pro forma combined statements of operations that follows is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations that would have been reported had the Transactions been completed as of January 1, 2007 and should not be taken as representative of the future consolidated results of operations of the Company.
     The following unaudited pro forma combined statements of operations for the years ended December 31, 2008 and 2007 were prepared under Article 11-Pro forma Financial Information of Securities and Exchange Commission Regulation S-X using (1) the audited consolidated financial statements of Clearwire for the years ended December 31, 2008 and 2007; (2) the audited consolidated financial statements of Old Clearwire for the year ended December 31, 2007; and (3) the unaudited accounting records for the period January 1, 2008 to November 28, 2008 for Old Clearwire. The unaudited pro forma combined statements of operations should be read in conjunction with these separate historical financial statements and accompanying notes thereto. A reconciliation of pro forma amounts to reported amounts has been included under the heading “Pro Forma Reconciliation.”
     The following table sets forth pro forma operating data for Clearwire adjusted for the related purchase accounting adjustments and other non-recurring charges, for the periods presented (in thousands):

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

	2008	2007
	(In thousands)
REVENUES:	$230,646	$151,440
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below):	285,759	156,146
Selling, general and administrative expense	484,421	461,553
Depreciation and amortization	128,602	80,766
Spectrum lease expense	250,184	190,942

Total operating expenses	1,148,966	889,407

OPERATING LOSS	(918,320)	(737,967)
OTHER INCOME (EXPENSE):
Interest income	18,569	65,736
Interest expense	(192,588)	(192,624)
Foreign currency gains, net	153	363
Other-than-temporary impairment loss and realized loss on investments	(78,447)	(35,020)
Other expense, net	(11,121)	(1,647)

Total other income (expense), net	(263,434)	(163,192)

LOSS BEFORE INCOME TAXES	(1,181,754)	(901,159)
Income tax provision	—	—

NET LOSS	(1,181,754)	(901,159)
Less: non-controlling interests in net loss of consolidated subsidiaries	867,608	663,098

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(314,146)	$(238,061)

     Revenue. Revenue is primarily generated from subscription and modem lease fees for our wireless broadband service, as well as from activation fees and fees for other services such as email, VoIP telephony, and web hosting services.

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Revenue	$230,646	$151,440	$79,206	52.3%
     Revenue in the United States represented 84% and international represented 16% of total revenue for the year ended December 31, 2008 compared to 81% and 19% for the year ended December 31, 2007, respectively. Total subscribers in all markets grew to approximately 475,000 as of December 31, 2008 (actual) from approximately 394,000 as of December 31, 2007 (pro forma). The growth in subscribers and the increase in services available to customers were the primary reasons for the increase in revenue when comparing the year ended December 31, 2008 to the year ended December 31, 2007. We expect revenues to increase due to the roll out of new mobile WiMAX markets, which will increase our subscriber base, and an increase in service offerings in 2009. In addition, we expect that ARPU will be similar to current levels because increases from multiple service offerings per customer, will likely be offset by the impact of promotional pricing. We expect that churn will increase in our pre-WiMAX markets as we transition these networks to mobile WiMAX technology.
     Cost of goods and services and network costs. Costs of goods and services and network costs primarily includes costs associated with tower rents, direct Internet access and backhaul, as well as network related expenses. Cost of goods and services and network costs also includes certain network equipment, site costs, facilities costs, software licensing and certain office equipment.

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Cost of goods and services and network costs	$285,759	$156,146	$129,613	83.0%
     The increase in cost of goods and services and network costs was primarily due to an increase in the number of towers, increases in direct Internet access and related backhaul costs and additional expenses as we launched an additional market in 2008 and prepared for future mobile WiMAX builds from December 31, 2007 to December 31, 2008. We expect costs of goods and services and network costs to increase significantly in 2009 as we expand our network.

     Selling, general and administrative expense. SG&A includes all of the following: treasury services, human resources and other shared services that were provided by Sprint prior to the Closing; salaries and benefits, sales commissions, travel expenses and related facilities costs for the following personnel: sales, marketing, network deployment, executive, finance and accounting, information technology, customer care, human resource; network deployment expenses representing non-capitalizable costs on network builds in markets prior to launch, rather than costs related to our markets after launch which is included in cost of goods and services and network costs; and costs associated with advertising, trade shows, public relations, promotions and other market development programs and third-party professional service fees.

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Selling, general and administrative expense	$484,421	$461,553	$22,868	5.0%
     The increase in SG&A was due to additional costs related to the launch of mobile WiMAX services, which was offset by reductions in employee headcount and related expenses. Our employee headcount was approximately 1,635 at December 31, 2008 (actual) compared to approximately 2,510 employees at December 31, 2007 (pro forma). Our focus in 2009 and 2010 will be on development and expansion of our wireless 4G network. We expect that CPGA will increase as new markets are launched, consistent with our past operating experiences.
Depreciation and amortization

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Depreciation and amortization	$128,602	$80,766	$47,836	59.2%
     The increase was primarily due to the additional depreciation expense associated with our continued network build-out and the depreciation of CPE related to associated subscriber growth. The majority of the increase in depreciation and amortization expense relates to the development of our pre-WiMAX network between 2007 and 2008. Depreciation and amortization will increase as additional mobile WiMAX markets are launched and placed into service during 2009.
Spectrum lease expense

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Spectrum lease expense	$250,184	$190,942	$59,242	31.0%
     Total spectrum lease expense increased as a direct result of a significant increase in the number of spectrum leases held by us as well as the acquisition of spectrum leases as part of the Transactions. With the significant number of spectrum leases and the increasing cost of these leases, we expect our spectrum lease expense to increase. As we renegotiate these leases they are replaced with new leases, usually at a higher lease cost per month, but with longer terms. Many of the leases acquired as part of the Transactions were entered into before 2007 and the periodic payments before January 1, 2007 were funded by Sprint. Spectrum expense for these contracts was $21 million and $35 million in 2005 and 2006, respectively.
Interest income

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Interest income	$18,569	$65,736	$(47,167)	(71.8)%
     The decrease was primarily due to the reduction in interest rates earned on investments, as well as lower principal balances of short-term and long-term investments held during the year ended December 31, 2008 compared to 2007.

Other-than-temporary impairment loss and realized loss on investments

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Other-than-temporary impairment loss and realized loss on investments	$(78,447)	$(35,020)	$(43,427)	124.0%
     The increase in the other-than-temporary impairment loss and realized loss on investment securities is due to an increase in the decline in value of investment securities for the year ended December 31, 2008, which we determined to be other than temporary. At December 31, 2008, we held available-for-sale short-term and long-term investments with a fair value and cost of $1.9 billion. During the year ended December 31, 2008, we incurred other-than-temporary impairment losses of $78.4 million related to a decline in the estimated fair values of our investment securities.
Non-controlling interests in net loss of consolidated subsidiaries

	Year Ended
	December 31,		Dollar	Percentage
(In thousands, except percentages)	2008	2007	Change	Change
Non-controlling interests in net loss of consolidated subsidiaries	$867,608	$663,098	$204,510	30.8%
     The non-controlling interests in net loss of consolidated subsidiaries represent the allocation of a portion of the net loss to the non-controlling interests in consolidated subsidiaries based on the Clearwire Communications Class B Common Interests’ ownership in Clearwire Communications.
Pro Forma Reconciliation
     The unaudited pro forma combined statements of operations that follows is presented for informational purposes only and is not intended to represent or be indicative of the combined results of operations that would have been reported had the Transactions been completed as of January 1, 2007 and should not be taken as representative of the future consolidated results of operations of the Company.
     The following unaudited pro forma combined statements of operations for the years ended December 31, 2008 and 2007 were prepared under Article 11-Pro-forma Financial Information of Securities and Exchange Commission Regulation S-X using (1) the audited consolidated financial statements of Clearwire for the years ended December 31, 2008 and 2007; (2) the audited consolidated financial statements of Old Clearwire for the year ended December 31, 2007; and (3) the unaudited accounting records for the period January 1, 2008 to November 28, 2008 for Old Clearwire. The unaudited pro forma combined statements of operations should be read in conjunction with these separate historical financial statements and accompanying notes thereto.
     The following table provides a reconciliation from the as reported results to the pro forma results presented above for the Company for the years ended December 31, 2008 and 2007 (in thousands):
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2008					Year Ended December 31, 2007
	Historical					Historical
	12 Month Period	11 Month Period	Purchase		Clearwire	12 Month Period	12 Month Period		Purchase		Clearwire
	Clearwire	Old	Acctng and		Corporation	Clearwire	Old		Acctng and		Corporation
	Corporation(1)	Clearwire	Other(2)		Pro Forma	Corporation(1)	Clearwire		Other(2)		Pro Forma
	(In thousands)
REVENUES:	$20,489	$210,157	$—		$230,646	$—	$151,440		$—		$151,440
OPERATING EXPENSES
Cost of goods and services and network costs (exclusive of items shown separately below):	131,489	154,270	—		285,759	48,865	107,281		—		156,146
Selling, general and administrative expense	150,940	372,381	(38,900	)(a)	484,421	99,490	362,063		—		461,553
Depreciation and amortization	58,146	104,817	(52,865	)(b)	128,602	3,979	84,694		(29,399	)(b)	80,766
			18,504	(c)			21,492	(c)

	Year Ended December 31, 2008					Year Ended December 31, 2007
	Historical					Historical
	12 Month Period	11 Month Period	Purchase		Clearwire	12 Month Period	12 Month Period	Purchase		Clearwire
	Clearwire	Old	Acctng and		Corporation	Clearwire	Old	Acctng and		Corporation
	Corporation(1)	Clearwire	Other(2)		Pro Forma	Corporation(1)	Clearwire	Other(2)		Pro Forma
	(In thousands)
Spectrum lease expense	90,032	128,550	34,163	(c)	250,184	60,051	96,417	37,268	(c)	190,942
			(2,561	)(d)				(2,794	)(d)

Transaction related expenses	82,960	46,166	(48,553	)(e)	—	—	—	—		—
			(80,573	)(f)

Total operating expenses	513,567	806,184	(170,785)		1,148,966	212,385	650,455	26,567		889,407

OPERATING LOSS	(493,078)	(596,027)	170,785		(918,320)	(212,385)	(499,015)	(26,567)		(737,967)
OTHER INCOME (EXPENSE):
Interest income	1,091	17,478	—		18,569	—	65,736	—		65,736
Interest expense	(16,545)	(94,438)	94,055	(g)	(192,588)	—	(96,279)	95,285	(g)	(192,624)
			(175,660	)(h)				(191,630	)(h)

Foreign currency gains (losses), net	684	(531)	—		153	—	363	—		363
Loss on extinguishment of debt	—	—	—		—	—	(159,193)	159,193	(g)	—
Other-than-temporary impairment loss and realized loss on investments	(17,036)	(61,411)	—		(78,447)	—	(35,020)	—		(35,020)
Other income (expense), net	(5,856)	(2,704)	(2,561	)(d)	(11,121)	4,022	(2,875)	(2,794	)(d)	(1,647)

Total other income (expense), net	(37,662)	(141,606)	(84,166)		(263,434)	4,022	(227,268)	60,054		(163,192)

LOSS BEFORE INCOME TAXES	(530,740)	(737,633)	86,619		(1,181,754)	(208,363)	(726,283)	33,487		(901,159)
Income tax provision	(61,607)	(5,379)	66,986	(j)	—	(16,362)	(5,427)	21,789	(j)	—

NET LOSS	(592,347)	(743,012)	153,605		(1,181,754)	(224,725)	(731,710)	55,276		(901,159)
Less: non-controlling interests in net loss of consolidated subsidiaries	159,721	3,492	704,395	(f),(i)	867,608	—	4,244	658,854	(i)	663,098

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(432,626)	$(739,520)	$858,000		$(314,146)	$(224,725)	$(727,466)	$714,130		$(238,061)

(1)	Basis of Presentation
     Sprint entered into an agreement with Old Clearwire to combine both of their next generation wireless broadband businesses to form a new independent company called Clearwire. On Closing, Old Clearwire and the Sprint WiMAX Business completed the combination to form Clearwire.
     The Transactions are being accounted for under SFAS No. 141 as a reverse acquisition with the Sprint WiMAX Business deemed to be the accounting acquirer.
     On the Closing, the Investors made an aggregate $3.2 billion capital contribution to Clearwire and its subsidiary Clearwire Communications. In exchange for their investment, Google initially received 25,000,000 shares of Clearwire Class A Common Stock and Sprint and the other Investors received 505,000,000 shares of Clearwire Class B Common Stock and an equivalent amount of Clearwire Communications Class B Common Interests. The number of shares of Clearwire Class A and B Common Stock and Clearwire Communications Class B Common Interests, as applicable, that the Investors were entitled to receive under the Transaction Agreement was subject to a post-closing adjustment based on the trading price of Clearwire Class A Common Stock on NASDAQ over 15 randomly-selected trading days during the 30-day period ending on the 90th day after the Closing, or February 26, 2009, which we refer to as the Adjustment Date, with a floor of $17.00 per share and a cap of $23.00 per share. During the measurement period, Clearwire Class A Common Stock traded below $17.00 per share on NASDAQ, so on the Adjustment Date, we issued to the Investors an additional 4,411,765 shares of Clearwire Class A Common Stock and 23,823,529 shares of Clearwire Class B Common Stock and 23,823,529 additional Clearwire Communications Class B Common Interests to reflect the $17.00 final price per share. Additionally, in accordance with the subscription agreement, on February 27, 2009, CW Investments purchased 588,235 shares of Clearwire Class A Common Stock at $17.00 per share. For the purpose of determining the number of shares outstanding within the unaudited pro forma combined statements of operations, we assumed that the additional shares and common interests issued to the Investors on the Adjustment Date, as applicable, were issue as of the Closing and that the Closing was consummated on January 1, 2007. After giving effect to the Transactions, the post-closing adjustment and the investment by CW Investments of $10 million, Sprint owns the largest interest in Clearwire with an effective voting and economic interest in Clearwire and its subsidiaries of approximately 51%.
     In connection with the integration of the Sprint WiMAX Business and Old Clearwire operations, we expect that certain non-recurring charges will be incurred. We also expect that certain synergies might be realized due to operating efficiencies or future revenue synergies expected to result from the Transactions. However, the amount and extent of those synergies cannot be quantified at this time. Therefore, no pro forma adjustments have been reflected in the unaudited pro form combined statements of operations to reflect any such costs or benefits.
(2)	Pro Forma Adjustments Related to Purchase Accounting and Other Non-recurring Charges for the Years Ended December 31, 2008 and 2007
     The pro forma adjustments related to purchase accounting have been derived from the preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Old Clearwire, including the allocation of the excess of the estimated fair value of net assets acquired over the purchase price. The allocation of the purchase consideration is preliminary and based on valuations derived from estimated fair value assessments and assumptions used by management. The final purchase price allocation is pending the finalization of appraisal valuations of certain tangible and intangible assets acquired. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different values being assigned to individual assets acquired and liabilities assumed, and the resulting amount of the excess of estimated fair value of net assets acquired over the purchase price.
     Article 11 of Regulation S-X requires that pro forma adjustments reflected in the unaudited pro forma statement of operations are directly related to the transaction for which pro forma financial information is presented and have a continuing impact on the results of operations. Certain charges have been excluded in the unaudited pro forma combined statement of operations as such charges were incurred in direct connection with or at the time of the Transactions and are not expected to have an ongoing impact on the results of operations after the Closing.

(a)	Represents the accelerated vesting of stock options for certain members of management upon the Closing, which resulted in a one-time charge of approximately $38.9 million recorded by Old Clearwire in its historical financial statements for the 11 months ended November 28, 2008. As these are non-recurring charges directly attributable to the Transactions, they are excluded from the unaudited pro forma combined statement of operations for the year ended December 31, 2008.

(b)	The adjustments are to record depreciation and amortization expense on a pro forma basis related to the new basis of Old Clearwire property, plant and equipment in purchase accounting which are being depreciated and amortized over their estimated remaining useful lives on a straight-line basis. The reduction in depreciation results from a decrease in the carrying value of property, plant and equipment as a result of the allocation of the excess of the estimated fair value of net assets acquired over the purchase price.

(c)	Represents the adjustments to record amortization on a pro forma basis related to the new basis of the Old Clearwire spectrum lease contracts and other intangible assets over their estimated weighted average remaining useful lives on a straight-line basis.

(d)	Represents the elimination of intercompany other income and related expenses associated with the historical agreements pre-Closing between the Sprint WiMAX Business and Old Clearwire, where Old Clearwire leased spectrum licenses from the Sprint WiMAX Business.

(e)	Represents the reversal of transaction costs of $48.6 million for the year ended December 31, 2008, comprised of $33.4 million of investment banking fees and $15.2 million of other professional fees, recorded in the Old Clearwire historical financial statements for the year ended December 31, 2008. As these are non-recurring charges directly attributable to the Transactions, they are excluded from the unaudited pro forma combined statement of operations for the year ended December 31, 2008.

(f)	Prior to the Closing, Sprint leased spectrum to Old Clearwire through various spectrum lease agreements. As part of the Transactions, Sprint contributed both the spectrum lease agreements and the spectrum assets underlying those agreements. As a result of the Transactions, the spectrum lease agreements were effectively terminated, and the settlement of those agreements was accounted for as a separate element from the business combination. A settlement loss of $80.6 million resulted from the termination as the agreements were considered to be unfavorable to us relative to current market rates. This one-time charge recorded by Clearwire at the Closing is excluded from the unaudited pro forma combined statement of operations for the year ended December 31, 2008.

(g)	Prior to the Closing of the Transactions, Old Clearwire refinanced the Senior Term Loan Facility and renegotiated the loan terms. Historical interest expense related to the Senior Term Loan Facility before the refinancing and amortization of the deferred financing fees recorded by Old Clearwire, in the amounts of $94.1 million and $95.3 million for the years ended December 31, 2008 and 2007, respectively, have been reversed as if the Transactions were consummated on January 1, 2007. Additionally, the loss on extinguishment of debt of $159.2 million recorded for the year ended December 31, 2007 was reversed in the unaudited pro forma combined statement of operations.

(h)	Represents the adjustment to record pro forma interest expense assuming the Senior Term Loan Facility and the Sprint Tranche under the Amended Credit Agreement were outstanding as of the beginning of the earliest period presented, January 1, 2007. The Closing would have resulted in an event of default under the terms of the credit agreement underlying the Senior Term Loan Facility unless the consent of the lenders was obtained. On November 21, 2008, Old Clearwire entered into the Amended Credit Agreement with the lenders to satisfy this closing condition. The Amended Credit Agreement resulted in additional fees to be paid and adjustments to the underlying interest rates. The Sprint Pre-Closing Financing Amount was assumed by Clearwire on the Closing as a result of the financing of the Sprint WiMAX Business by Sprint for the period April 1, 2008 through the Closing, and added as an additional tranche under the Amended Credit Agreement. Pro forma interest expense was calculated over the period using the effective interest method resulting in an adjustment of $175.7 million and $191.6 million for the years ended December 31, 2008 and 2007, respectively, based on an effective interest rate of 14.0 percent. Pro forma interest expense also reflects an adjustment to accrete the debt to par value. Pro forma interest expense was calculated based on the contractual terms under the Amended Credit Agreement, assuming a term equal to its contractual maturity of 30 months and the underlying interest rate was the base rate of 2.75 percent, as the 3 month LIBOR rate in effect at the Closing was less than the base rate. A one-eighth percentage change in the interest rate would increase or decrease interest expense by $1.6 million and $1.7 million for the years ended December 31, 2008 and 2007, respectively.

(i)	Represents the allocation of a portion of the pro forma combined net loss to the non-controlling interests in consolidated subsidiaries based on Sprint’s and the Investors’ (other than Google) ownership of the Clearwire Communications Class B Common Interests in Clearwire Communications upon Closing and reflects the contributions by CW Investments and the Investors at $17.00 per share following the post-closing adjustment. This adjustment is based on pre-tax loss since income tax consequences associated with any loss allocated to the Clearwire Communications Class B Common Interests will be incurred directly by the Investors (other than Google) and by Sprint.

(j)	Represents the adjustment to reflect the pro forma income tax expense for each period which was determined by computing the pro forma effective tax rates for each period, giving effect to the Transactions. Clearwire expects to generate net operating losses into the foreseeable future and thus has recorded a valuation allowance for the deferred tax assets not expected to be realized. Therefore, for the years ended December 31, 2008 and 2007, no tax benefit was recognized.
Liquidity and Capital Resource Requirements
     At the Closing, we received an aggregate of $3.2 billion of cash proceeds from the Investors. We expect the cash proceeds from this investment to primarily be used to expand our mobile WiMAX network in the United States, for spectrum acquisitions, and for general corporate purposes. As of December 31, 2008, with the proceeds of the investment, we believe that we held sufficient cash, cash equivalents and marketable securities to cause our estimated liquidity needs to be satisfied for at least 12 months.
     To execute our plans, we will likely seek additional capital in the near future and over the long term. Any additional debt financing would increase our future financial commitments, while any additional equity financing would be dilutive to our stockholders. This additional financing may not be available to us on favorable terms or at all. Our ability to obtain additional financing depends on several factors, including our market success as we deploy new mobile WiMAX markets, general economic conditions and the state of the capital markets, our future creditworthiness and restrictions contained in existing or future debt agreements.
     We regularly evaluate our plans and strategy, and these evaluations often result in changes, some of which may be material and may significantly increase or decrease our cash requirements. Changes in our plans and strategy may include, among other things, changes to the extent and timing of our network deployment, increases or decreases in the number of our employees, introduction of new features or services, investments in capital and network infrastructure, acquisitions of spectrum or any combination of the foregoing.
     In addition, recent distress in the financial markets has resulted in extreme volatility in security prices, diminished liquidity and credit availability and declining valuations of certain investments. Other than the impairment of our auction rate securities, we have assessed the implications of these factors on our current business and determined that there has not been a significant impact to our financial position or liquidity during 2008. If the national or global economy or credit market conditions in general were to deteriorate further in the future, it is possible that such changes could adversely affect our cash flows through increased interest costs or our ability to obtain additional external financing. The effects of these changes could also require us to make material changes to our current plans and strategy.

Cash Flow Analysis
     The following analysis includes the results of operations for the Sprint WiMAX Business for the first eleven months of 2008 prior to the closing of the Transactions and the results of operations for Clearwire subsequent to the closing of the Transactions on November 28, 2008. The 2007 operations data represents the Sprint WiMAX Business’ historical results of operations.
     The statement of cash flows includes the activities that were paid by Sprint on behalf of us prior to the closing of the Transactions. Financing activities include funding advances from Sprint through November 28, 2008. Further, the net cash used in operating activities and the net cash used in investing activities for capital expenditures and acquisitions of spectrum licenses and patents represent transfers of expenses or assets paid for by other Sprint subsidiaries.
     The following table presents a summary of our cash flows and beginning and ending cash balances for the years ended December 31, 2008 and 2007 (in thousands):

	Year Ended December 31,
	2008	2007
Cash used in operating activities	$(406,306)	$(339,519)
Cash used in investing activities	(2,245,830)	(683,080)
Cash provided by financing activities	3,857,755	1,022,599
Effect of foreign currency exchange rates on cash and cash equivalents	524	—

Total cash flows	1,206,143	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$1,206,143	$—

Operating Activities
     Net cash used in operating activities was $406.3 million for the year ended December 31, 2008. The cash used in operations is due primarily to payments for operating expenses, as we continue to expand and operate our business, and interest payments to service debt. This is partially offset by $20.2 million in cash received from customers.
     Net cash used in operating activities was $339.5 million for the year ended December 31, 2007.
Investing Activities
     During the year ended December 31, 2008, net cash used in investing activities was $2.2 billion. The net cash used in investing activities is due primarily to $1.8 billion in purchases of available-for-sale securities following the $3.2 billion cash investment from the Investors, $534.2 million in cash paid for property, plant and equipment and $109.3 million in payments for acquisition of spectrum licenses and other intangibles. These uses of cash are partially offset by $171.8 million of cash acquired from Old Clearwire as a result of the Transactions.
     During the year ended December 31, 2007, net cash used in investing activities was $683.1 million. The net cash used in investing activities is due to $353.6 million in payments for acquisition of spectrum licenses and other intangibles and $329.5 million in cash paid for property, plant and equipment.
Financing Activities
     Net cash provided by financing activities was $3.9 billion for the year ended December 31, 2008. This is primarily due to $3.2 billion of cash received from the Investors, $532.2 million pre-transaction funding from Sprint and $392.2 million from the Sprint Pre-Closing Financing Amount, up through the Closing. These are partially offset by $213.0 million paid to to Sprint for partial reimbursement of the pre-closing financing, a $50.0 million debt financing fee and a $3.6 million payment on our Senior Term Loan Facility.
     Net cash provided by financing activities was $1.0 billion for the year ended December 31, 2007. This was due to advances from Sprint.

Contractual Obligations
     The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments as of December 31, 2008. Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change. Because these estimates are complex and necessarily subjective, our actual payments in future periods are likely to vary from those presented in the table. The following table summarizes our contractual obligations including principal and interest payments under our debt obligations, payments under our spectrum lease obligations, and other contractual obligations as of December 31, 2008 (in thousands):

		Less Than
Contractual Obligations	Total	1 Year	1 — 3 Years	3 — 5 Years	Over 5 Years
Long-term debt obligations	$1,490,838	$14,292	$1,476,546	$—	$—
Interest payments(1)	401,665	125,007	276,658	—	—
Operating lease obligations	2,868,823	119,390	238,357	237,862	2,273,214
Spectrum lease obligations	5,020,998	149,833	248,876	268,393	4,353,896
Other contractual obligations(2)	541,822	246,357	169,483	34,460	91,522

Total	$10,324,146	$654,879	$2,409,920	$540,715	$6,718,632

(1)	Our interest payment obligations are estimated for all years using an interest rate of approximately 14.73%, based on our expected interest rate through the term of the loan.

(2)	Includes agreements to purchase equipment and installation services, backhaul and other goods and services from suppliers with take-or-pay obligations.
     We do not have any obligations that meet the definition of an off-balance-sheet arrangement that have or are reasonably likely to have a material effect on our financial statements.
Recent Accounting Pronouncements
     SFAS No. 141(R) — In December 2007, the Financial Accounting Standards Board, which we refer to as the FASB, issued SFAS No. 141 (revised 2007), Business Combinations, which we refer to as SFAS No. 141(R). In SFAS No. 141(R), the FASB retained the fundamental requirements of SFAS No. 141 to account for all business combinations using the acquisition method (formerly the purchase method) and for an acquiring entity to be identified in all business combinations. The new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the Transactions; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; requires transaction costs to be expensed as incurred; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is effective for annual periods beginning on or after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing U.S. GAAP until January 1, 2009. We expect SFAS No. 141(R) will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date.
     Non-Controlling Interests — In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which we refer to as SFAS No. 160. The statement requires that non-controlling interests, previously reported as minority interests, be reported as a separate component of stockholders’ equity, a change that affects our financial statement presentation of minority interests in our consolidated subsidiaries. SFAS No. 160 specifies that consolidated net income attributable to the parent and to the non-controlling interests be clearly identified and presented separately on the face of the consolidated statements of operations. The statement also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary and specifies that these transactions be recorded as equity transactions as long as the ownership change does not result in deconsolidation. This standard also expands disclosures in the financial statements to include a reconciliation of the beginning and ending balances of the equity attributable to the parent and the non-controlling owners and a schedule showing the effects of changes in a parent’s ownership interest in a subsidiary on the equity attributable to the parent. We adopted SFAS No. 160 on January 1, 2009. SFAS No. 160 is applied prospectively in 2009, except for the presentation and disclosure requirements which are applied retrospectively. Our non-controlling interests arose with the Transactions, and there are no other non-controlling interests of any significance. The prospective accounting requirements are dependent on future transactions involving non-controlling interests.

     SFAS No. 161— In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, which we refer to as SFAS No. 161. SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We have not adopted SFAS No. 161, and we do not expect the effects of SFAS No. 161 to have a material effect on our consolidated financial statements.
     FSP No. 142-3— In April 2008, the FASB issued FASB Staff Position, which we refer to as FSP, No. 142-3, Determination of the Useful Life of Intangible Assets, which we refer to as FSP No. 142-3. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. FSP No. 142-3 is intended to improve the consistency between the useful life of an intangible asset determined under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, and other U.S. GAAP. FSP No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We have not adopted FSP No. 142-3, and we do not expect the effects of FSP No. 142-3 to have a material effect on our consolidated financial statements.

ITEM 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Clearwire Corporation
Kirkland, Washington
     We have audited the accompanying consolidated balance sheet of Clearwire Corporation and subsidiaries (formerly the WiMAX Operations of Sprint Nextel Corporation) (the “Company”) as of December 31, 2008, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive loss for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Clearwire Corporation and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 1 to the consolidated financial statements, on November 28, 2008, Clearwire Corporation and the WiMAX Operations of Sprint Nextel Corporation (the “Sprint WiMAX Business”) completed a business combination. For financial reporting purposes, the Sprint WiMAX Business was determined to be the accounting acquirer and the accounting predecessor to the Company. The consolidated financial statements of the Company for the year ended December 31, 2008 include the results of the Sprint WiMAX Business from January 1, 2008 through November 28, 2008, and the consolidated results of the combined entity for the period from November 29, 2008 through December 31, 2008. The accounts of the Sprint WiMAX Business for the period prior from January 1, 2008 through November 28, 2008 have been prepared from the separate records maintained by Sprint Nextel Corporation and reflect allocations of expenses from Sprint Nextel Corporation and, therefore, may not necessarily be indicative of the financial position, results of operations and cash flows that would have resulted had the Sprint WiMAX Business functioned as a stand-alone operation.
     As discussed in Note 2 to the consolidated financial statements, in 2009 the Company changed its method of accounting for noncontrolling interests to conform to FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, and retrospectively adjusted the 2008 financial statements for the change.
/s/ Deloitte & Touche LLP
Seattle, Washington
March 25, 2009
(May 18, 2009 as to the effects of the adoption of FASB Statement No. 160 and related disclosures in Notes 2, 3, 15, 16, 17 and 18)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Clearwire Corporation (formerly the WiMAX Operations of Sprint Nextel Corporation):
     We have audited the accompanying balance sheet of the WiMAX Operations of Sprint Nextel Corporation as of December 31, 2007, and the related statements of operations, cash flows and business equity (included within the statement of stockholders’ equity and comprehensive loss) for the year then ended. These financial statements are the responsibility of Sprint Nextel Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the WiMAX Operations of Sprint Nextel Corporation as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
McLean, Virginia
August 4, 2008

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,206,143	$—
Short-term investments (Note 4)	1,901,749	—
Restricted cash	1,159	—
Accounts receivable, net of allowance of $913 and $0	4,166	—
Notes receivable	4,837	—
Inventory	3,174	—
Prepaids and other assets	44,644	8,399

Total current assets	3,165,872	8,399
Property, plant and equipment, net (Note 5)	1,319,945	491,896
Restricted cash	8,381	—
Long-term investments (Note 4)	18,974	—
Spectrum licenses (Note 6)	4,471,862	2,642,590
Other intangible assets, net (Note 7)	122,808	1,273
Investments in equity investees	10,956	—
Other assets	5,369	—

TOTAL ASSETS	$9,124,167	$3,144,158

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses (Note 8)	$145,417	$—
Deferred revenue	11,761	—
Current portion of long-term debt (Note 10)	14,292	—

Total current liabilities	171,470	—
Long-term debt (Note 10)	1,350,498	—
Deferred tax liabilities (Note 9)	4,164	679,222
Other long-term liabilities	95,225	—

Total liabilities	1,621,357	679,222
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY (Note 15):
Class A Common Stock, par value $0.0001, 1,300,000,000 shares authorized; 190,001,706 shares issued and outstanding as of December 31, 2008	19	—
Class B Common Stock, par value $0.0001, 750,000,000 shares authorized; 505,000,000 shares issued and outstanding as of December 31, 2008	51	—
Additional paid-in capital	2,092,861	—
Business equity of the Sprint WiMAX Business	—	2,464,936
Accumulated other comprehensive income (Note 17)	3,194	—
Accumulated deficit	(29,933)	—

Total Clearwire Corporation stockholders’ equity	2,066,192	2,464,936
Non-controlling interests (Note 15)	5,436,618	—

Total stockholders’ equity	7,502,810	2,464,936

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,124,167	$3,144,158

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
	(In thousands, except per share data)
REVENUES	$20,489	$—
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	131,489	48,865
Selling, general and administrative expense	150,940	99,490
Depreciation and amortization (Notes 5 and 7)	58,146	3,979
Spectrum lease expense (Notes 6 and 13)	90,032	60,051
Transaction related expenses (Note 3)	82,960	—

Total operating expenses	513,567	212,385

OPERATING LOSS	(493,078)	(212,385)
OTHER INCOME (EXPENSE):
Interest income	1,091	—
Interest expense (Note 10)	(16,545)	—
Foreign currency gains, net	684	—
Other-than-temporary impairment loss and realized loss on investments (Note 4)	(17,036)	—
Other income (expense), net	(5,856)	4,022

Total other income (expense), net	(37,662)	4,022

LOSS BEFORE INCOME TAXES	(530,740)	(208,363)
Income tax provision	(61,607)	(16,362)

NET LOSS	(592,347)	(224,725)
Less: non-controlling interests in net loss of consolidated subsidiaries	159,721	—

NET LOSS ATTRIBUTABLE TO CLEARWIRE CORPORATION	$(432,626)	$(224,725)

Net loss attributable to Clearwire Corporation per Class A Common Share (Note 16):
Basic	$(0.16)

Diluted	$(0.28)

Weighted average Class A Common Shares outstanding:
Basic	189,921

Diluted	694,921

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(592,347)	$(224,725)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for uncollectible accounts	743	—
Depreciation and amortization	58,146	3,979
Amortization of spectrum leases	17,109	—
Accretion of debt discount	1,667	—
Share-based compensation	6,465	—
Other-than-temporary impairment loss and realized loss on investments	17,036	—
Deferred income taxes	61,607	16,362
Loss on settlement of pre-existing lease arrangements	80,573	—
Non-cash interest on swaps	6,072	—
Losses from equity investees, net	174	—
Gain on other asset disposals	(204)	—
Changes in assets and liabilities, net of effects of acquisition:
Inventory	(892)	—
Accounts receivable	(341)	—
Prepaids and other assets	(56,784)	(135,135)
Accounts payable	(4,044)	—
Accrued expenses and other liabilities	(1,286)	—

Net cash used in operating activities	(406,306)	(339,519)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(534,196)	(329,469)
Payments for spectrum licenses and other intangible assets	(109,257)	(353,611)
Purchases of available-for-sale investments	(1,774,324)	—
Net cash acquired in acquisition of Old Clearwire	171,780	—
Net decrease to restricted cash	167	—

Net cash used in investing activities	(2,245,830)	(683,080)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net advances from Sprint Nextel Corporation	532,165	1,022,599
Sprint Nextel Corporation pre-closing financing	392,196	—
Repayment of Sprint Nextel Corporation pre-closing financing	(213,000)	—
Principal payments on long-term debt	(3,573)	—
Debt financing fees	(50,000)	—
Strategic investors cash contribution	3,200,037	—
Other financing	(70)	—

Net cash provided by financing activities	3,857,755	1,022,599
Effect of foreign currency exchange rates on cash and cash equivalents	524	—

Net increase in cash and cash equivalents	1,206,143	—
CASH AND CASH EQUIVALENTS:
Beginning of period	—	—

End of period	$1,206,143	$—

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$7,432	$—
NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of Old Clearwire Class A shares into New Clearwire Class A shares	$894,433	$—
Common stock of Sprint Nextel Corporation issued for spectrum licenses	4,000	100,000
Fixed asset purchases in accounts payable	40,761	—
Fixed asset purchases included in advances and contributions from Sprint Nextel Corporation	—	164,652
Spectrum purchases in accounts payable	10,560	—
See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
For the Years Ended December 31, 2008 and 2007

							Accumulated
	Class A		Class B			Business Equity of	Other		Non-	Total
	Common Stock		Common Stock		Additional Paid In	Sprint WiMAX	Comprehensive	Accumulated	Controlling	Stockholders’
	Shares	Amounts	Shares	Amounts	Capital	Business	Income	Deficit	Interests	Equity
	(In thousands)
Balances at January 1, 2007 (Inception)	—	$—	—	$—	$—	$1,402,410	$—	$—	$—	$1,402,410
Net advances from Sprint Nextel Corporation	—	—	—	—	—	1,287,251	—	—	—	1,287,251
Net loss	—	—	—	—	—	(224,725)	—	—	—	(224,725)

Comprehensive loss										(224,725)

Balances at December 31, 2007	—	—	—	—	—	2,464,936	—	—	—	2,464,936
Net advances from Sprint Nextel Corporation	—	—	—	—	—	451,925	—	—	—	451,925
Net loss (a)	—	—	—	—	—	(402,693)	—	—	—	(402,693)

Comprehensive loss (a)										(402,693)
Deferred tax liability retained by Sprint Nextel Corporation	—	—	—	—	—	755,018	—	—	—	755,018

Total Sprint Nextel Corporation contribution at November 28, 2008	—	—	—	—	—	3,269,186	—	—	—	3,269,186
Allocation of Sprint Nextel Corporation business equity at closing to Clearwire	—	—	—	—	—	(3,269,186)	—	—	—	(3,269,186)
Recapitalization resulting from Strategic Transaction	189,484	19	505,000	51	2,092,005	—	—	—	5,575,480	7,667,555
Net loss (a)	—	—	—	—	—	—	—	(29,933)	(159,721)	(189,654)
Foreign currency translation adjustment	—	—	—	—	—	—	2,682	—	7,129	9,811
Unrealized gain on investments	—	—	—	—	—	—	512	—	1,361	1,873

Comprehensive loss (a)										(177,970)
Share-based compensation and other capital transactions	518	—	—	—	856	—	—	—	12,369	13,225

Balances at December 31, 2008	190,002	$19	505,000	$51	$2,092,861	$—	$3,194	$(29,933)	$5,436,618	$7,502,810

(a)	Net loss for the year ended December 31, 2008 was ($592,347) and comprehensive loss was ($580,663).
See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of Business
     We started operations on January 1, 2007 as a developmental stage company representing a collection of assets, related liabilities and activities accounted for in various legal entities that were wholly-owned subsidiaries of Sprint Nextel Corporation, which we refer to as Sprint or the Parent. The nature of the assets held by the Sprint legal entities was primarily 2.5 GHz Federal Communications Commission, which we refer to as FCC, licenses and certain property, plant and equipment related to the Worldwide Interoperability of Microwave Access, which we refer to as WiMAX, network. The acquisition of the assets was funded by the Parent. As Sprint had acquired significant amounts of FCC licenses on our behalf in the past, these purchases have been presented as part of the opening business equity as principal operations did not commence until January 1, 2007, at which time the operations qualified as a business pursuant to Rule 11-01(d) of Regulation S-X. From January 1, 2007 through November 28, 2008, we conducted our business as the WiMAX Operations of Sprint, which we refer to as the Sprint WiMAX Business, with the objective of developing a next generation wireless broadband network.
     On May 7, 2008, Sprint announced that it had entered into a definitive agreement with the legacy Clearwire Corporation, which we refer to as Old Clearwire, to combine both of their next generation wireless broadband businesses to form a new independent company to be called Clearwire Corporation, which we refer to as Clearwire. In addition, five independent partners, including Intel Corporation through Intel Capital, Google Inc., Comcast Corporation, Time Warner Cable Inc. and Bright House Networks LLC, collectively, whom we refer to as the Investors, agreed to invest $3.2 billion in Clearwire and its subsidiary Clearwire Communications LLC, which we refer to as Clearwire Communications. On November 28, 2008, which we refer to as the Closing, Old Clearwire and the Sprint WiMAX Business completed the combination to form Clearwire and the Investors contributed a total of $3.2 billion of new equity to Clearwire and Clearwire Communications. Prior to closing, the activities and certain assets of the Sprint WiMAX Business were transferred to a single legal entity that was contributed to Clearwire at close in exchange for an equity interest in Clearwire. The transactions described above are collectively referred to as the Transactions. After the Transactions we owned 100% of the voting interests and 27% of the economic interests in Clearwire Communications, which we consolidate as a controlled subsidiary. Clearwire holds no assets other than its interests in Clearwire Communications.
     The consolidated financial statements of Clearwire and subsidiaries include the results of the Sprint WiMAX Business from January 1, 2007 through November 28, 2008 and the results of the combined entities thereafter for the period from November 29, 2008 through December 31, 2008. For financial reporting purposes, the Sprint WiMAX Business was determined to be the accounting acquirer and accounting predecessor. The assets acquired and liabilities assumed of Old Clearwire have been accounted for at fair value in accordance with the purchase method of accounting, and its results of operations have been included in our consolidated financial results beginning on November 29, 2008.
     The accounts and financial statements of Clearwire for the period from January 1, 2007 through November 28, 2008 have been prepared from the separate records maintained by Sprint. Further, such accounts and financial statements include allocations of expenses from Sprint and therefore may not necessarily be indicative of the financial position, results of operations and cash flows that would have resulted had we functioned as a stand-alone operation. Sprint directly assigned, where possible, certain costs to us based on our actual use of the shared services. These costs include network related expenses, office facilities, treasury services, human resources, supply chain management and other shared services. Where direct assignment of costs was not possible or practical, Sprint used indirect methods, including time studies, to estimate the assignment of its costs to us, which were allocated to us through a management fee. Cash management was performed on a consolidated basis, and Sprint processed payables, payroll and other transactions on our behalf. Assets and liabilities which were not specifically identifiable to us included:
•	Cash, cash equivalents and investments, with activity in our cash balances being recorded through business equity;

•	Accounts payable, which were processed centrally by Sprint and were passed to us through intercompany accounts that were included in business equity; and

•	Certain accrued liabilities, which were passed through to us through intercompany accounts that were included in business equity.

     Our statement of cash flows prior to November 28, 2008 presents the activities that were paid by Sprint on our behalf. Financing activities include funding advances from Sprint, presented as business equity, since Sprint managed our financing activities on a centralized basis. Further, the net cash used in operating activities and the net cash used in investing activities for capital expenditures and acquisitions of FCC licenses and patents represent transfers of expenses or assets paid for by other Sprint subsidiaries. No cash payments were made by us for income taxes or interest prior to November 28, 2008.
     We will be focused on expediting the deployment of the first nationwide mobile WiMAX network to provide a true mobile broadband experience for consumers, small businesses, medium and large enterprises, public safety organizations and educational institutions. We expect to deploy the mobile WiMAX technology, based on the IEEE 802.16e-2005 standard, in our planned markets using 2.5 GHz FCC licenses.
2. Summary of Significant Accounting Policies
     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC. The following is a summary of our significant accounting policies:
     Principles of Consolidation — The consolidated financial statements include all of the assets, liabilities and results of operations of our wholly-owned subsidiaries, majority-owned and controlled subsidiaries, and our controlled subsidiaries. Investments in entities that we do not control, but for which we have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. All intercompany transactions are eliminated in consolidation.
     Reclassifications — Certain reclassifications have been made to prior period amounts to conform with the current period presentation.
     Use of Estimates — Our accounting policies require management to make complex and subjective judgments. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. These factors could have a material impact on our financial statements, the presentation of our financial condition, changes in financial condition or results of operations.
     Significant estimates inherent in the preparation of the accompanying financial statements include the application of purchase accounting, including the valuation of acquired assets and liabilities, the valuation of investments and other-than-temporary impairment of investments, the amortization period of spectrum leases, indefinite lived intangible asset impairment analyses, allowance for doubtful accounts, depreciation and the useful lives for property, plant and equipment, tax valuation allowances and equity granted to third parties and employees.
     Cash and Cash Equivalents — Cash and cash equivalents consist of money market mutual funds and highly liquid short-term investments with original maturities of three months or less. Cash and cash equivalents exclude cash that is contractually restricted for operational purposes. We maintain cash and cash equivalent balances with financial institutions that exceed federally insured limits. We have not experienced any losses related to these balances, and management believes the credit risk related to these balances to be minimal.
     Restricted Cash — Restricted cash is classified as a current or noncurrent asset based on its designated purpose. The majority of this restricted cash relates to outstanding letters of credit.
     Investments — Statement of Financial Accounting Standards, which we refer to as SFAS, No. 115, Accounting for Certain Investments in Debt and Equity Securities, and Staff Accounting Bulletin, which we refer to as SAB Topic 5.M, Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities, provide guidance on accounting for investments and determining when an investment is other-than-temporarily impaired. We classify marketable debt and equity securities that are available for current operations as short-term available-for-sale investments, and these securities are stated at fair value. Unrealized gains and losses are recorded within accumulated other comprehensive income (loss). Losses are recognized in net loss when a decline in fair value is determined to be other-than-temporary. Realized gains and losses are determined on the basis of the specific identification method. We review our short-term and long-term investments on an ongoing basis for indicators of other-than-temporary impairment, and this determination requires significant judgment.

     We have an investment portfolio comprised of U.S. Treasuries and auction rate securities. The value of these securities is subject to market volatility during the period the investments are held and until their sale or maturity. We recognize realized losses when declines in the fair value of our investments below their cost basis are judged to be other-than-temporary. In determining whether a decline in fair value is other-than-temporary, we consider various factors including market price (when available), investment ratings, the financial condition and near-term prospects of the issuer, the length of time and the extent to which the fair value has been less than the cost basis, and our intent and ability to hold the investment until maturity or for a period of time sufficient to allow for any anticipated recovery in market value. We make significant judgments in considering these factors. If it is judged that a decline in fair value is other-than-temporary, the investment is valued at the current estimated fair value and a realized loss equal to the decline is reflected in the consolidated statement of operations.
     In determining fair value, we use quoted prices in active markets where such prices are available, or models to estimate the fair value using various methods including the market and income approaches. For investments where models are used to estimate fair value in the absence of quoted market prices, we utilize certain assumptions that market participants would use in pricing the investment, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs include those that are readily observable, market corroborated, and unobservable Company inputs. We believe that our pricing models, inputs and assumptions are what market participants would use in pricing the securities. We maximize the use of observable inputs in the pricing models where quoted market prices from securities and derivatives exchanges are available and reliable. We typically receive external valuation information for U.S. Treasuries, other U.S. Government and Agency securities, as well as certain corporate debt securities, money market funds and certificates of deposit. We also use certain unobservable inputs that cannot be validated by reference to a readily observable market or exchange data and rely, to a certain extent, on management’s own assumptions about the assumptions that market participants would use in pricing the security. Our internally generated pricing models may include our own data and require us to use our judgment in interpreting relevant market data, matters of uncertainty and matters that are inherently subjective in nature. We use many factors that are necessary to estimate market values, including, interest rates, market risks, market spreads, timing of cash flows, market liquidity, review of underlying collateral and principal, interest and dividend payments. The use of different judgments and assumptions could result in different presentations of pricing and security prices could change significantly based on market conditions.
     Fair Value Measurements — On January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements, which we refer to as SFAS No. 157, for our financial assets and liabilities that are recognized or disclosed at fair value on an annual or more frequently recurring basis. These include our derivative financial instruments and our short-term and long-term investments. The adoption of SFAS No. 157 did not have a significant effect on our consolidated financial statements. In accordance with Financial Accounting Standards Board, which we refer to as FASB, Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which we refer to as FSP No. 157-2, we have deferred the adoption of SFAS No. 157 for our nonfinancial assets and nonfinancial liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009.
     See Note 12, Fair Value Measurements, for information regarding our use of fair value measurements and our adoption of the provisions of SFAS No. 157.
     Accounts Receivable — Accounts receivables are stated at amounts due from customers net of an allowance for doubtful accounts. We specifically provide allowances for customers with known disputes or collectability issues. The remaining reserve recorded in the allowance for doubtful accounts is our best estimate of the amount of probable losses in the remaining accounts receivable based upon an evaluation of the age of receivables and historical experience.
     Inventory — Inventory primarily consists of customer premise equipment, which we refer to as CPE, and other accessories sold to customers and is stated at the lower of cost or net realizable value. Cost is determined under the average cost method. We record inventory write-downs for obsolete and slow-moving items based on inventory turnover trends and historical experience.
     Property, Plant and Equipment — Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. We capitalize costs of additions and improvements, including direct costs of constructing property, plant and equipment and interest costs related to construction. The estimated useful life of equipment is determined based on historical usage of identical or similar equipment, with consideration given to technological changes and industry trends that could impact the network architecture and asset utilization. Leasehold improvements are recorded at cost and amortized over the lesser of their estimated useful lives or the related lease term, including renewals that are reasonably assured. Maintenance and repairs are expensed as incurred.

     Property, plant and equipment are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, as required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which we refer to as SFAS No. 144. The decline in the stock price from the Closing to December 31, 2008, coupled with our stock price at December 31, 2008 being below our book value per share at the Closing, was deemed to be a triggering event, requiring us to perform an impairment test. According to SFAS No. 144, if the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the assets. Impairment analyses, when performed, are based on forecasted cash flows that consider our business and technology strategy, management’s views of growth rates for the business, anticipated future economic and regulatory conditions and expected technological availability. For purposes of recognition and measurement, we group our long-lived assets at the lowest level for which there are identifiable cash flows which are largely independent of other assets and liabilities. There were no property, plant and equipment impairment losses recorded in the years ended December 31, 2008 and 2007.
     Internally Developed Software — We capitalize costs related to computer software developed or obtained for internal use in accordance with Statement of Position, which we refer to as SOP, No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise-level business and finance software customized to meet specific operational needs. Costs incurred in the application development phase are capitalized and amortized over the useful life of the software, which is generally three years. Costs recognized in the preliminary project phase and the post-implementation phase are expensed as incurred.
     Spectrum Licenses — Spectrum licenses primarily include owned spectrum licenses with indefinite lives, owned spectrum licenses with definite lives, and favorable spectrum leases. The cost of indefinite lived spectrum licenses acquired are fair valued at the date of acquisition. We account for our spectrum licenses with indefinite lives in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which we refer to as SFAS No. 142. The impairment test for intangible assets with indefinite useful lives consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess. The fair value is determined by estimating the discounted future cash flows that are directly associated with, and that are expected to arise as a direct result of the use and eventual disposition of, the asset. In accordance with SFAS No. 142, intangible assets with indefinite useful lives are assessed for impairment annually, or more frequently, if an event indicates that the asset might be impaired. We had no impairment of our indefinite lived intangible assets in any of the periods presented.
     Spectrum licenses with definite useful lives and favorable spectrum leases are recorded at fair value at the date of acquisition and are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, as required by SFAS No. 144. As stated in Property, Plant and Equipment, we determined that we had a triggering event in accordance with SFAS No. 144 and concluded that there was no impairment losses for spectrum licenses with definite useful lives and favorable spectrum leases in the years ended December 31, 2008 and 2007.
     Other Intangible Assets — Intangible assets consist of subscriber relationships, trademarks and patents, and are stated at cost less accumulated amortization, for those intangible assets with definite lives. Amortization is calculated using either the straight-line method or an accelerated method over the assets estimated remaining useful lives. The cost of intangibles acquired in a business combination are fair valued at the date of acquisition. We account for our other intangible assets in accordance with the provisions of SFAS No. 142. In accordance with SFAS No. 142, intangible assets with indefinite useful lives are assessed for impairment annually, or more frequently if an event indicates that the asset might be impaired. We performed our impairment test in the fourth quarter of 2008 and 2007 and found no impairment of our indefinite lived intangible assets.
     Business Combinations — We account for acquisitions occurring before January 1, 2009 using the purchase method in accordance with SFAS No. 141, Business Combinations, which we refer to as SFAS No. 141. The Closing of the Transactions at November 28, 2008 was accounted for using SFAS No. 141. SFAS No. 141 requires that the total purchase price be allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. If the cost of the acquisition is less than the fair value of the net assets acquired, the difference is allocated to certain long-term non-financial assets. The allocation process requires an analysis of acquired fixed assets, contracts, and contingencies to identify and allocate the excess of fair value over cost of all assets acquired. Significant management judgment is required in estimating the fair value of assets acquired and liabilities assumed. The fair value estimates are based on future expectations and assumptions deemed reasonable by management. Our allocation of the purchase price to specific assets and liabilities is based upon valuation procedures and techniques using income, cost and market approaches. Purchase transactions are subject to purchase price allocation adjustments due to contingency resolution for up to one year after close.

     Derivative Instruments — In the normal course of business, we are exposed to the effects of interest rate changes. We have limited our exposure by adopting established risk management policies and procedures, including the use of derivative instruments. It is our policy that derivative transactions are executed only to manage exposures arising in the normal course of business and not for the purpose of creating speculative positions or trading. We account for derivative instruments in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which we refer to as SFAS No. 133. SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, we record all derivatives on the balance sheet at fair value as either assets or liabilities. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Each derivative is designated as either a cash flow hedge, a fair value hedge, or remains undesignated. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Our derivative instruments are undesignated, with changes in fair value recognized currently in the consolidated statement of operations.
     Interest Capitalization — We follow the provisions of SFAS No. 34, Capitalization of Interest Cost, with respect to our spectrum licenses and the related construction of our network infrastructure assets. Capitalization of interest commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases when the construction is substantially complete and available for use (generally when a market is launched). Interest is capitalized on property, plant and equipment, improvements under construction, and spectrum licenses accounted for as intangible assets with indefinite useful lives. Interest capitalization is based on rates applicable to borrowings outstanding during the period and the weighted average balance of qualified assets under construction during the period. Capitalized interest is reported as a cost of the network assets and amortized over the useful life of those assets.
     Comprehensive Loss — Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under generally accepted accounting principles are excluded from net loss but recorded as an element of stockholders’ equity. Our other comprehensive income (loss) is comprised of foreign currency translation adjustments from our foreign subsidiaries that do not use the U.S. dollar as their functional currency and unrealized gains and losses on marketable securities classified as available-for-sale.
     Income Taxes — We account for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, which we refer to as SFAS No. 109, which requires that deferred income taxes be determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities using the tax rates expected to be in effect when the temporary differences reverse. Deferred tax assets are also recorded for net operating loss, capital loss, and tax credit carryforwards. Valuation allowances, if any, are recorded to reduce deferred tax assets to the amount considered more likely than not to be realized. We also apply FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which we refer to as FIN 48, which prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements.
     Non-Controlling Interests — In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which we refer to as SFAS No. 160. The statement requires that non-controlling interests, previously reported as minority interests, be reported as a separate component of stockholders’ equity, a change that affects our financial statement presentation of minority interests in our consolidated subsidiaries. SFAS No. 160 specifies that consolidated net income attributable to the parent and to the non-controlling interests be clearly identified and presented separately on the face of the consolidated statements of operations. The statement also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary and specifies that these transactions be recorded as equity transactions as long as the ownership change does not result in deconsolidation. This standard also expands disclosures in the financial statements to include a reconciliation of the beginning and ending balances of the equity attributable to the parent and the non-controlling owners and a schedule showing the effects of changes in a parent’s ownership interest in a subsidiary on the equity attributable to the parent. We adopted SFAS No. 160 on January 1, 2009. SFAS No. 160 is applied prospectively in 2009, except for the presentation and disclosure requirements which are applied retrospectively. Our non-controlling interests arose with the Transactions, and there are no other non-controlling interests of any significance. The prospective accounting requirements are dependent on future transactions involving non-controlling interests.
In addition, we adjusted references to these items in the Notes to our consolidated financial statements.
     Revenue Recognition — We recognize revenues in accordance with SAB Topic 13, Revenue Recognition. Revenue is recognized when all of the following conditions exist: (i) persuasive evidence of an arrangement exists in the form of an accepted customer contract; (ii) delivery has occurred, based on shipping terms, or services have been rendered; (iii) the price to the buyer is fixed or determinable, as documented on the customer contract; and (iv) collectability is reasonably assured.
     We primarily earn revenue by providing access to our high-speed wireless network. Also included in revenue are leases of CPE and additional add-on services, including personal and business email and static Internet Protocol. Revenue from customers is billed in advance and recognized ratably over the contracted service period. Revenues associated with the sale of CPE and other equipment to customers is recognized when title and risk of loss is transferred to the customer. Shipping and handling costs billed to customers are classified as revenue. Activation fees charged to the customer are deferred and recognized as revenues on a straight-line basis over the average estimated life of the customer relationship of 3.5 years.
     We apply Emerging Issues Task Force, which we refer to as EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which we refer as EITF No. 00-21, EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, which we refer to as EITF No. 99-19, and EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), which we refer to as EITF No. 01-9. EITF No. 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. Revenue arrangements with multiple deliverables are required to be divided into separate units of accounting based on the deliverables relative fair value if the deliverables in the arrangement meet certain criteria. EITF No. 99-19 addresses how to determine whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. When we are the primary obligor in a transaction, are subject to inventory risk, have latitude in establishing prices and selecting suppliers, or have several but not all of these indicators, revenue is recorded gross. If we are not the primary obligor and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, we record the net amounts as commissions earned. EITF No. 01-9 addresses how to account for promotional discounts. Promotional discounts treated as cash consideration are recorded as a reduction of revenue.
     Advertising Costs — Advertising costs are expensed as incurred. Advertising expense was $7.5 million and $0 for the years ended December 31, 2008 and 2007, respectively.
     Research and Development — Research and development costs are expensed as incurred. Research and development expense was $350,000 and $0 for the years ended December 31, 2008 and 2007, respectively.
     Net Loss per Class A Common Share — We calculate net loss attributable to Clearwire Corporation per share in accordance with SFAS No. 128, Earnings Per Share, which we refer to as SFAS No. 128. Under the provisions of SFAS No. 128, basic net loss attributable to Clearwire Corporation per Clearwire Class A Common Share is computed by dividing income or loss available to Class A Common Stockholders by the weighted-average number of Class A Common Shares outstanding during the period. Diluted net loss attributable to Clearwire Corporation per common share is computed by dividing income or loss available to common stockholders by the weighted-average number of common and dilutive common stock equivalents outstanding during the period. Common stock equivalents typically consist of the common stock issuable upon the exercise of outstanding stock options, warrants and restricted stock using the treasury stock method. The effects of potentially dilutive common stock equivalents are excluded from the calculation of diluted loss per share if their effect is antidilutive. We have two classes of common stock, Class A and Class B. See Note 16, Net Loss Per Share.
     Share-Based Compensation — We apply SFAS No. 123(R), Share-Based Payment, which we refer to as SFAS No. 123(R), to new awards and to awards modified, repurchased, or cancelled, using the Black-Scholes option pricing model. The estimate of compensation expense requires complex and subjective assumptions, including the stock price volatility, employee exercise patterns (expected life of the options), future forfeitures, and related tax effects. Share-based compensation expense is based on the estimated grant-date fair value and is recognized, net of a forfeiture rate on those shares expected to vest over a graded vesting schedule on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards.
     Operating Leases — We account for our leases in accordance with SFAS No. 13, Accounting for Leases, and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases. We have operating leases for spectrum licenses, towers and certain facilities, and equipment for use in our operations. Certain of our spectrum licenses are leased from third-party holders of Educational Broadband Service, which we refer to as EBS, spectrum licenses granted by the FCC. EBS licenses authorize the provision of certain communications services on the EBS channels in certain markets throughout the United States. We account for these spectrum leases as executory contracts which are similar to operating leases. Signed leases which have unmet conditions required to become effective are not amortized until such conditions are met and are included in spectrum licenses in the accompanying consolidated balance sheets, if such leases require upfront payments. For leases containing scheduled rent escalation clauses, we record minimum rental payments on a straight-line basis over the term of the lease, including the expected renewal periods as appropriate. For leases containing tenant improvement allowances and rent incentives, we record deferred rent, which is a liability, and that deferred rent is amortized over the term of the lease, including the expected renewal periods as appropriate, as a reduction to rent expense.
     Foreign Currency — Our international subsidiaries generally use their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded within accumulated other comprehensive income (loss). Income and expense accounts are translated at the average monthly exchange rates. The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated are recorded as foreign currency transaction gains (losses) and recorded in the consolidated statement of operations.
     Concentration of Risk — We believe that the geographic diversity of our customer base and retail nature of our product minimizes the risk of incurring material losses due to concentrations of credit risk.
Recent Accounting Pronouncements
     SFAS No. 141(R) — In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which we refer to as SFAS No. 141(R). In SFAS No. 141(R), the FASB retained the fundamental requirements of SFAS No. 141 to account for all business combinations using the acquisition method (formerly the purchase method) and for an acquiring entity to be identified in all business combinations. The new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the Transactions; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires transaction costs to be expensed as incurred; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is effective for annual periods beginning on or after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing generally accepted accounting principles, which we refer to as GAAP, until January 1, 2009. We expect SFAS No. 141(R) will have an impact on our financial position and results of operations when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date.
     SFAS No. 161— In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, which we refer to as SFAS No. 161. SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of SFAS No. 161 will have a material effect on our financial statement disclosures.
     FSP No. FAS 142-3 — In April 2008, the FASB issued FASB Staff Position, which we refer to as FSP, No. FAS 142-3, Determination of the Useful Life of Intangible Assets, which we refer to as FSP No. 142-3. FSP No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142. FSP No. 142-3 is intended to improve the consistency between the useful life of an intangible asset determined under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, and other U.S. GAAP. FSP No. 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We do not expect the adoption of FSP No. 142-3 will have a material effect on our financial position and results of operations.
3. Strategic Transactions
     On May 7, 2008, Sprint announced that it had entered into a definitive agreement with Old Clearwire to combine both of their next generation wireless broadband businesses to form a new independent company to be called Clearwire. In addition, the Investors agreed to invest $3.2 billion in Clearwire and Clearwire Communications. On November 28, 2008, Old Clearwire and the Sprint WiMAX Business completed the combination to form Clearwire and Clearwire Communications and the Investors contributed a total of $3.2 billion of new equity to Clearwire and Clearwire Communications. In exchange for the $3.2 billion, Sprint and the Investors received an aggregate of 530 million shares of Clearwire Class A Common Stock, par value $0.0001 per share, which we define as Clearwire Class A Common Stock, and Class B Common Stock, par value $0.0001 per share, which we define as Clearwire Class B Common Stock, and Clearwire Communications Class B non-voting common interest, which we refer to as Clearwire Communications Class B common interests, at an initial share price of $20 per share.

     Upon completion of the Transactions, Sprint owned the largest interest in Clearwire with an effective voting and economic interest in Clearwire and its subsidiaries of approximately 53%, based on the initial purchase price of $20.00 per share prior to the post-closing adjustment. The combination is being accounted for as a purchase in accordance with the provisions of SFAS No. 141 and has been accounted for as a reverse acquisition with the Sprint WiMAX Business considered the accounting acquirer. As a result, the historical financial statements of the Sprint WiMAX Business have become the financial statements of Clearwire effective as of the Closing. The results of operations for the period November 29, 2008 through December 31, 2008 of the acquired entity, Old Clearwire, are included in the consolidated statements of Clearwire.
     We believe that the Transactions will allow us to build and operate nationwide wireless broadband networks that enable fast, simple, portable, reliable and affordable communications. Our networks will cover entire communities, delivering a wireless high-speed Internet connection and enabling other services and features that create a new communications path into the home or office.
     After the Transactions, Sprint and the Investors, other than Google, own shares of Clearwire Class B Common Stock, which have equal voting rights to Clearwire Class A Common Stock, but have only limited economic rights. Unlike the holders of Clearwire Class A Common Stock, the holders of Clearwire Class B Common Stock have no right to dividends and no right to any proceeds on liquidation other than the par value of the Clearwire Class B Common Stock. Sprint and the Investors, other than Google, hold their economic rights through ownership of Clearwire Communications Class B Common Interests. Google owns shares of Clearwire Class A Common Stock.
     The number of shares issued to the Investors was subject to a post-closing adjustment based on the trading prices of the Clearwire Class A Common Stock on NASDAQ Global Select Market over 15 randomly-selected trading days during the 30-day period ending on the 90th day after the Closing, which we refer to as the Adjustment Date, with a floor of $17.00 per share and a cap of $23.00 per share. The adjustment resulted in an additional 28,235,294 shares being issued to the Investors. The adjustment did not affect the purchase consideration. On February 27, 2009, CW Investment Holdings LLC, which we refer to as Clearwire Investment Holdings, an affiliate of John Stanton, a director of Clearwire contributed $10.0 million in cash in exchange for 588,235 shares of Clearwire Class A Common Stock. See Note 21, Subsequent Events, for a discussion regarding the post-closing adjustment. Concurrent with the Closing, we entered into commercial agreements with each of the Investors, which establish the framework for development of the combined WiMAX businesses.
     The following table lists the interests in Clearwire based on the Investors’ purchase price of $17.00 per share, on February 27, 2009:

Investor	Class A Stock	Class B Stock(2)	% Outstanding
Sprint HoldCo LLC		370,000,000	51.12%
Comcast Corporation		61,764,705	8.53%
Time Warner Cable Inc.		32,352,941	4.47%
Bright House Networks, LLC		5,882,353	0.81%
Intel Corporation		58,823,530	8.13%
Google	29,411,765		4.06%
Shareholders of Old Clearwire(1)	165,001,706		22.80%
CW Investment Holdings	588,235		0.08%

	195,001,706	528,823,529	100.00%

(1)	Includes shares of Clearwire Class A Common Stock issued to Intel Corporation on account of its shares of Old Clearwire Class A Common Stock exchanged in the merger.

(2)	The Investors hold an equivalent number of Clearwire Communications Class B Common Interests
Purchase Consideration
     As a result of the Transactions, we acquired Old Clearwire’s net assets and each share of Old Clearwire Class A Common Stock was exchanged for one share of Clearwire Class A Common Stock, and each option and warrant to purchase shares of Old Clearwire Class A Common Stock and each share of restricted stock was exchanged for an option or warrant to purchase the same number of shares of Clearwire Class A Common Stock, or a restricted share of our Class A Common Stock, as applicable.
     Purchase consideration was based on the fair value of the Old Clearwire Class A Common Stock as of the Closing, which had a closing price of $6.62 on November 28, 2008.

     The total purchase consideration to acquire Old Clearwire is approximately $1.1 billion, calculated as follows (in thousands, except per share amount):

Number of shares of Old Clearwire Class A Common Stock exchanged in the Transactions(1)	164,484
Closing price per share of Class A Common Stock	$6.62

Fair value of Old Clearwire Class A Common Stock exchanged	1,088,884
Fair value adjustment for Old Clearwire stock options exchanged(2)	38,014
Fair value adjustment for restricted stock units exchanged(3)	1,398
Fair value adjustment for warrants exchanged(4)	18,490
Transaction costs(5)	51,546

Purchase consideration for Old Clearwire before settlement loss	1,198,332
Less: net loss from settlement of pre-existing relationships(6)	(80,573)

Purchase consideration for Old Clearwire	$1,117,759

1.	In connection with the Transactions, the number of shares of Old Clearwire Class A Common Stock exchanged in the Transactions includes the impact of the conversion of Old Clearwire’s Class B Common Stock to Old

Clearwire Class A Common Stock before the Closing. This number reflects the total issued and outstanding shares of Old Clearwire Class A Common Stock and Old Clearwire Class B Common Stock as of November 28, 2008.

2.	In connection with the Transactions, all Old Clearwire stock options issued and outstanding at the Closing were exchanged on a one-for-one basis for stock options with equivalent terms. The average fair value of $2.69 per share of the 14,145,035 vested stock options and proportionally vested stock options exchanged is included in the calculation of purchase consideration using the Black-Scholes option pricing model using a share price of $6.62.

3.	In connection with the Transactions, all Old Clearwire restricted stock and restricted stock units issued and outstanding at the Closing were exchanged on a one-for-one basis for restricted stock and restricted stock units in Clearwire, respectively, with equivalent terms. The fair value of $6.62 of the 211,147 proportionately vested restricted stock units exchanged is included in the calculation of purchase consideration at a fair value equal to an unrestricted share.

4.	In accordance with the Transactions, all Old Clearwire warrants issued and outstanding at the Closing were exchanged on a one-for-one basis for warrants in Clearwire with equivalent terms. The average fair value of $1.04 of the 17,806,220 warrants exchanged is included in the calculation of purchase consideration using the Black-Scholes option pricing model using a share price of $6.62.

5.	Represents transaction costs we incurred, which are included in the purchase consideration. Included in the total transaction costs are $40.3 million in investment banking fees and $11.2 million in other professional fees.

6.	Prior to the Closing, Sprint leased spectrum to Old Clearwire through various spectrum lease agreements. As part of the Transactions, Sprint contributed both the spectrum lease agreements and the spectrum assets underlying those agreements to our business. As a result of the Transactions, the spectrum lease agreements are effectively terminated, and the settlement of those agreements is accounted for as a separate element apart from the business combination. The settlement loss recognized from the termination was valued based on the amount by which the agreements are favorable or unfavorable to our business relative to current market rates. The spectrum lease agreements are considered to be unfavorable to our business by approximately $80.6 million on a net basis. As such, we reduced the purchase consideration paid and recorded a non-cash loss on the effective settlement of these contracts of approximately $80.6 million.
     The total purchase consideration was allocated to the respective assets and liabilities based upon their estimated fair values on the date of the acquisition. At the date of acquisition, the estimated fair value of the net assets acquired exceeded the purchase price; therefore, no goodwill is reflected in the purchase price allocation. In accordance with SFAS No. 141, the excess of estimated fair value of net assets acquired over the purchase price was allocated to eligible non-current assets, specifically property, plant and equipment, other non-current assets and intangible assets, based upon their relative fair values.

Purchase Price Allocation
     The following table sets forth a preliminary allocation of the purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Old Clearwire, including the allocation of the excess of the estimated fair value of net assets acquired over the purchase price (in thousands):

Working capital	$128,532
Property, plant and equipment	404,903
Other non-current assets	106,598
Spectrum licenses	1,631,323
Intangible assets	122,888
Term debt	(1,187,500)
Deferred tax liability	(3,727)
Other non-current liabilities and non-controlling interests	(85,258)

Total purchase price	$1,117,759

     The following table illustrates the amounts assigned and estimated remaining useful lives for each class of property, plant and equipment (in thousands):

	Value at	Estimated Remaining
	November 28, 2008	Useful Life
		(years)
Network and base station equipment	$122,282	5
Customer premise equipment	19,886	1 to 2
Furniture, fixtures and equipment	29,543	2
Leasehold improvements	7,324	The lessor of the leasehold agreement or 5
Construction in progress	225,868	N/A

	$404,903

     The following table illustrates the amounts assigned and estimated weighted average remaining useful lives for owned and leased spectrum licenses (in thousands):

	Value at	Weighted Average
	November 28, 2008	Remaining Useful Life
		(years)
Indefinite-lived owned spectrum	$481,105	Indefinite
Definite-lived owned spectrum	106,178	18
Spectrum leases	1,044,040	27

	$1,631,323

     The following table illustrates the amounts assigned and estimated weighted average remaining useful lives for each class of intangible assets (in thousands):

	Value at	Weighted Average
	November 28, 2008	Remaining Useful Life
		(years)
Subscriber relationships	$119,084	7
Trade names and trademarks	3,804	5

	$122,888

     As the Transactions closed on November 28, 2008, the allocation of purchase consideration is preliminary and based on valuations derived from estimated fair value assessments and assumptions. The final purchase price allocation is pending the finalization of appraisal valuations of certain tangible and intangible assets acquired. While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different values assigned to individual assets acquired and liabilities assumed, and the resulting amount of the excess of fair value of net assets acquired over the purchase price.

Transaction Related Expenses
     Before the Closing, Sprint leased spectrum to Old Clearwire through various spectrum lease agreements. As part of the Transactions, Sprint contributed both the spectrum lease agreements and the spectrum assets underlying those agreements to our business. As a result of the Transactions, the spectrum lease agreements are effectively terminated, and the settlement of those agreements is accounted for as a separate element apart from the business combination. The settlement gain or loss to be recognized from the termination is valued based on the amount by which the agreements are favorable or unfavorable to our business relative to current market rates. The spectrum lease agreements are considered to be unfavorable to our business by approximately $80.6 million on a net basis. As such, we reduced the purchase consideration paid and recorded a non-recurring expense of approximately $80.6 million, which is included in transaction related expenses, related to the settlement of the unfavorable spectrum lease agreements in connection with the Transactions.
Commercial Agreements
     At the Closing, Clearwire entered into several commercial agreements with Sprint and certain of the Investors relating to, among other things, the following:
•	Resale agreements among Clearwire, Sprint and certain Investors and most favored reseller status for certain service agreements;

•	Development of new 4G wireless communications services and the creation of desktop and mobile applications for our network;

•	The embedding of WiMAX chips into various network devices; and

•	Other infrastructure agreements.
     Based on our assessment of these agreements, no separate asset, liability, revenue or expense has been recorded in the financial statements to reflect the nature and terms of the commercial agreements.
Sprint Pre-Closing Financing and Amended Credit Agreement
     As part of the Closing, we assumed a $1.19 billion, senior secured term loan facility, net of debt discount, from Old Clearwire, which we refer to as the Senior Term Loan Facility. The Senior Term Loan Facility retains the terms and conditions as set forth in the Amended and Restated Credit Agreement, dated as of November 21, 2008, which we refer to as the Amended Credit Agreement. The Senior Term Loan Facility requires quarterly payments in the amount equal to 1.00% of the original principal amount of the term loans prior to the maturity date, with the remaining balance due on May 28, 2011.
     We also assumed the liability to reimburse Sprint for financing the operations of our business between April 1, 2008 and Closing, which we refer to as the Sprint Pre-Closing Financing Amount. We were required to reimburse Sprint $392.2 million in total, of which we were required to pay $213.0 million, plus related interest of $4.5 million, in cash to Sprint on the first business day after the Closing. The remaining unpaid Sprint Pre-Closing Financing Amount was treated as an additional tranche of the term loan, which we refer to as the Sprint Tranche, under the Amended Credit Agreement in the amount of $179.2 million.
Pro Forma Results of Operations
     The following Clearwire combined pro forma results of operations for the years ended December 31, 2008 and 2007 have been prepared to give effect to the Transactions assuming it was consummated on January 1 of each fiscal year presented. The pro forma statements of operations are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have been obtained had these events actually occurred at the beginning of the periods presented, nor do they intend to be a projection of future results of operations.
     Included in the pro forma results of operations are the following non-recurring items:
•	The accelerated vesting of stock options for certain members of management upon the Closing resulted in a one-time charge of approximately $38.9 million recorded by Old Clearwire in its historical consolidated financial statements for the 11 months ended November 28, 2008;

•	Transaction costs of $48.6 million, comprised of $33.4 million of investment banking fees and $15.2 million of other professional fees, were recorded by Old Clearwire in its historical consolidated financial statements for the year ended December 31, 2008;

	Unaudited Pro Forma Results of Operations
	December 31,
	2008	2007
	(In thousands, except per share amounts)
Revenue	$230,646	$151,440
Net loss attributable to Clearwire Corporation(a)	$(359,326)	$(238,061)
Net loss attributable to Clearwire Corporation per common share:
Basic	$(1.85)	$(1.22)
Diluted	$(1.97)	$(1.28)
Weighted average common shares outstanding:
Basic	194,484	194,484
Diluted	723,307	723,307

(a)	Pro forma net loss attributable to Clearwire Corporation includes the non-recurring items discussed above, which is different from the pro forma net loss attributable to Clearwire Corporation prepared in accordance with Article 11- Pro forma Financial Information of Securities and Exchange Commission Regulation S-X.
4. Investments
     Investments as of December 31, 2008 consist of the following (in thousands):

	December 31, 2008
	Gross Unrealized
	Cost	Gains	Losses	Fair Value
Short-term
U.S. Government and Agency Issues	$1,899,529	$2,220	$—	$1,901,749
Long-term
Auction rate securities	18,974	—	—	18,974

Total Investments	$1,918,503	$2,220	$—	$1,920,723

     Securities that are available for current operations are classified as short-term available-for-sale investments, and are stated at fair value. Auction rate securities without readily determinable market values are classified as long- term available-for-sale investments and are stated at fair value. Unrealized gains and losses that are deemed temporary are recorded within accumulated other comprehensive income (loss). Realized losses are recognized when a decline in fair value is determined to be other-than-temporary, and both realized gains and losses are determined on the basis of the specific identification method. For the year ended December 31, 2008, we recorded an other-then-temporary impairment loss of $17.0 million related to one of our auction rate securities issued by a monoline insurance company. Following downgrades in credit ratings in November 2008, the insurance company exercised their “put option” in December 2008, forcing the exchange of our existing security for perpetual preferred equity of the insurance company.
     The cost and fair value of investments at December 31, 2008, by contractual years-to-maturity, are presented below (in thousands):

	Cost	Fair Value
Due within one year	$1,899,529	$1,901,749
Due between one and five years	—	—
Due in ten years or greater	12,918	12,918
No contractual maturities	6,056	6,056

Total	$1,918,503	$1,920,723

     Auction rate securities are variable rate debt instruments whose interest rates are normally reset approximately every 30 or 90 days through an auction process. Our investments in auction rate securities represent interests in collateralized debt obligations, which we refer to as CDOs, supported by preferred equity securities of insurance companies and financial institutions with stated final maturity dates in 2033 and 2034. The total fair value and cost of our security interests in CDOs as of December 31, 2008 was $12.9 million. We also own auction rate securities that are Auction Market Preferred securities issued by a monoline insurance company and these securities are perpetual and do not have a final stated maturity. The total fair value and cost of our Auction Market Preferred securities as of December 31, 2008 was $6.1 million. These securities were rated BBB or Ba1 by Standard & Poors or Moody’s rating services, respectively, at December 31, 2008. Current market conditions do not allow us to estimate when the auctions for our auction rate securities will resume, if ever, or if a secondary market will develop for these securities. As a result, our auction rate securities are classified as long-term investments.
5. Property, Plant and Equipment
     Property, plant and equipment as of December 31, 2008 and 2007 consisted of the following (in thousands):

	Useful	December 31,	December 31,
	Lives (Years)	2008	2007
Network and base station equipment	5-30	$353,752	$82,531
Customer premise equipment	2	23,141	—
Furniture, fixtures and equipment	3-7	167,325	24,683
Leasehold improvements	Lesser of useful life or lease term	12,786	1,027
Construction in progress	N/A	823,193	388,258

		1,380,197	496,499
Less: accumulated depreciation and amortization		(60,252)	(4,603)

		$1,319,945	$491,896

     Interest capitalized was as follows (in thousands):

Year Ended
December 31,
2008	2007
$4,469	$—
     Depreciation and amortization expense related to property, plant and equipment was as follows (in thousands):

Year Ended
December 31,
2008	2007
$54,811	$3,936
     As of January 1, 2007, Sprint transferred to us approximately $1.7 million of property, plant and equipment with a gross asset value of approximately $2.4 million and an accumulated depreciation balance of approximately $667,000 to be used in our next generation of wireless broadband services.
6. Spectrum Licenses
     Owned and leased spectrum licenses as of December 31, 2008 and 2007 consisted of the following (in thousands):

		December 31, 2008			December 31, 2007
	Wtd Avg	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Lease Life	Value	Amortization	Value	Value	Amortization	Value
Indefinite-lived owned spectrum	Indefinite	$3,035,473	$—	$3,035,473	$2,418,246	$—	$2,418,246
Definite-lived owned spectrum	17-20 years	112,303	(974)	111,329	—	—	—
Spectrum leases and prepaid spectrum	27 years	1,270,058	(5,039)	1,265,019	180,863	—	180,863
Pending spectrum and transition costs		60,041	—	60,041	43,481	—	43,481

Total spectrum licenses		$4,477,875	$(6,013)	$4,471,862	$2,642,590	$—	$2,642,590

     Indefinite and Definite-lived Owned Spectrum Licenses — Spectrum licenses, which are issued on both a site-specific and a wide-area basis, authorize wireless carriers to use radio frequency spectrum to provide service to certain geographical areas in the United States and internationally. These licenses are generally acquired as an asset purchase or through a business combination. In some cases, we acquire licenses directly from the governmental authority in the applicable country. These licenses are considered indefinite-lived intangible assets, except for the licenses acquired in Poland, Spain, Germany and Romania, which are considered definite-lived intangible assets due to limited license renewal history in these countries.

     Spectrum Leases and Prepaid Spectrum — We also lease spectrum from third parties who hold the spectrum licenses. These leases are accounted for as executory contracts, which are treated like operating leases in accordance with SFAS No. 13. Upfront consideration paid to third-party holders of these leased licenses at the inception of a lease agreement is capitalized as prepaid spectrum lease costs and is expensed over the term of the lease agreement, including expected renewal terms, as applicable. As part of the closing of the Transactions, we assumed spectrum leases from Old Clearwire that have remaining useful lives dependent on the terms of the lease. These terms, some of which include expected renewal periods, have a weighted average remaining useful life of twenty-seven years. As part of the purchase accounting for the Transactions, favorable spectrum leases of $1.0 billion were recorded at the Closing of the Transactions. The favorable component of the acquired spectrum leases has been capitalized as an asset and is amortized over the lease term.
     Consideration paid relating to owned spectrum licenses consisted of the following (in thousands):

	Year Ended
	December 31,
	2008	2007
Cash	$108,265	$352,295
Stock (Sprint Nextel Corporation)	4,000	100,000
     Amortization relating to definite-lived owned spectrum licenses was as follows (in thousands):

Year Ended
December 31,
2008	2007
$447	$—
     Amortization relating to spectrum leases was $17.1 million for the year ended December 31, 2008, and is included in spectrum lease expense on the consolidated statements of operations.
     Based on the definite-lived spectrum licenses and favorable spectrum leases as of December 31, 2008, future amortization of spectrum licenses, spectrum leases and prepaid spectrum lease costs (excluding pending spectrum and spectrum transition costs) is expected to be as follows (in thousands):

	Spectrum	Definite-
	Leases and	Lived Owned
	Prepaid Spectrum	Spectrum	Total
2009	$54,925	$5,622	$60,547
2010	52,493	7,362	59,855
2011	52,030	7,362	59,392
2012	51,519	7,362	58,881
2013	50,473	6,638	57,111
Thereafter	1,003,579	76,983	1,080,562

Total	$1,265,019	$111,329	$1,376,348

     On January 1, 2007, Sprint transferred to us a portfolio of approximately $1.84 billion of numerous FCC licenses within the 2.5 GHz range. These licenses were acquired primarily through FCC auctions and prior business combinations undertaken by Sprint, and such licenses will be used to deploy our next generation broadband wireless services.
7. Other Intangible Assets
     Other intangible assets as of December 31, 2008 and 2007 consisted of the following (in thousands):

	December 31, 2008				December 31, 2007
		Gross			Gross
		Carrying	Accumulated	Net Carrying	Carrying	Accumulated	Net Carrying
	Useful lives	Value	Amortization	Value	Value	Amortization	Value
Subscriber relationships	4 — 7 years	$118,787	$(2,606)	$116,181	$—	$—	$—
Trade names and trademarks	5 years	3,804	(63)	3,741	—	—	—
Patents and other	10 years	3,148	(262)	2,886	1,316	(43)	1,273

Total other intangibles		$125,739	$(2,931)	$122,808	$1,316	$(43)	$1,273

     Consideration paid relating to other intangible assets consisted of the following (in thousands):

	Year Ended December 31,
	2008	2007
Cash	$992	$1,316
     Amortization expense relating to other intangible assets was as follows (in thousands):

Year Ended December 31,
2008	2007
$2,888	$43
     Based on the other intangible assets recorded as of December 31, 2008, the future amortization is expected to be as follows (in thousands):

2009	$31,939
2010	27,021
2011	22,103
2012	17,185
2013	12,291
Thereafter	12,269

Total	$122,808

8. Accounts Payable and Accrued Expenses
     Accounts payable and accrued expenses as of December 31, 2008 and 2007 consisted of the following (in thousands):

	December 31,
	2008	2007
Accounts payable	$78,695	$—
Accrued interest	8,953	—
Salaries and benefits	26,337	—
Business and income taxes payable	7,264	—
Accrued professional fees	5,286	—
Other	18,882	—

	$145,417	$—

9. Income Taxes
     We account for income taxes in accordance with the provision of SFAS No. 109. SFAS No. 109 requires that deferred income taxes be determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities using the tax rates expected to be in effect when any temporary differences reverse or when the net operating loss, capital loss or tax credit carryforwards are utilized.
     Prior to the Transactions, the legal entities representing the Sprint WiMAX Business were included in the filing of Sprint’s consolidated federal and certain state income tax returns. Income tax expense and related income tax balances were accounted for in accordance with SFAS No. 109 and presented in the financial statements, as if we were filing stand-alone separate returns using an estimated combined federal and state marginal tax rate of 39% up to and including the date of the Transactions. We recorded deferred tax assets related to the pre-closing net operating loss and tax credit carryforwards and recorded a valuation allowance against our deferred tax assets, net of certain schedulable deferred tax liabilities. The net deferred tax liabilities reported in these financial statements prior to the Closing are related to FCC licenses recorded as indefinite-lived spectrum intangibles, which are not amortized for book purposes. The change to the deferred tax position as a result of the Closing was reflected as part of the accounting for the acquisition of Old Clearwire and was recorded in equity. The net operating loss and tax credit carryforwards associated with the Sprint WiMAX Business prior to the Closing were not transferred to either Clearwire Communications or Clearwire, but instead were retained by Sprint.
     The income tax provision consists of the following for the years ended December 31, 2008 and 2007 (in thousands):

	Year Ended
	December 31,
	2008	2007
Current taxes:
International	$325	$—
Federal	—	—
State	—	—

Total current taxes	325	—
Deferred taxes:
International	(87)	—
Federal	51,686	13,745
State	9,683	2,617

Total deferred taxes	61,282	16,362

Income tax provision	$61,607	$16,362

     The Sprint WiMAX Business incurred significant deferred tax liabilities related to the indefinite-lived spectrum licenses. Since certain of these spectrum licenses acquired were recorded as indefinite-lived intangible assets for book purposes, they are not subject to amortization and therefore we could not estimate the amount of future period reversals, if any, of the deferred tax liabilities related to those spectrum licenses. As a result, the valuation allowance was increased accordingly and we continued to amortize acquired spectrum licenses for federal income tax purposes. This difference between book and tax amortization resulted in a deferred income tax provision prior to the Closing.
     Components of deferred tax assets and liabilities as of December 31, 2008 and 2007 were as follows (in thousands):

	December 31,
	2008	2007
Noncurrent deferred tax assets:
Net operating loss carryforward	$590,767	$118,950
Capital loss carryforward	6,187	—
Tax credit carryforward	—	637
Other assets	3,519	—

Total deferred tax assets	600,473	119,587
Valuation allowance	(349,001)	(98,697)

Net deferred tax assets	251,472	20,890

Noncurrent deferred tax liabilities:
Investment in Clearwire Communications LLC	221,373	—
Spectrum assets	14,943	679,222
Other intangibles	19,113	—
Property, equipment and other long-term assets	—	15,565
Research and experimentation expenses	—	4,559
Other	207	766

Total deferred tax liabilities	255,636	700,112

Net deferred tax liabilities	$4,164	$679,222

     Pursuant to the Transactions, the assets of Old Clearwire and its subsidiaries were combined with the spectrum and certain other assets of the Sprint WiMAX Business. In conjunction with the acquisition of Old Clearwire by the Sprint WiMAX Business, these assets along with the $3.2 billion of capital from the Investors were contributed to Clearwire Communications. Clearwire is the sole holder of voting interests in Clearwire Communications. As such, Clearwire controls 100% of the decision making of Clearwire Communications and consolidates 100% of its operations. Clearwire Communications is treated as a partnership for U.S. federal income tax purposes and therefore does not pay income tax in the U.S. and any current and deferred tax consequences arise at the partner level, including Clearwire. Other than balances associated with the non-U.S. operations, the only temporary difference for Clearwire after the Closing is the basis difference associated with our investment in the partnership. Consequently, we recorded a deferred tax liability for the difference between the financial statement carrying value and the tax basis we hold in our interest in Clearwire Communications as of the date of the Transactions.
     As of December 31, 2008, we had U.S federal tax net operating loss carryforwards of approximately $1.3 billion. A portion of the net operating loss carryforward is subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code of 1986. The net operating loss carryforwards begin to expire in 2021. We had $328.2 million of tax net operating loss carryforwards in foreign jurisdictions as of December 31, 2008. Of the $328.2 million of tax net operating loss carryforwards in foreign jurisdictions, $195.4 million have no statutory expiration dates, $111.8 million begins to expire in 2015, and the remainder of $21.0 million begins to expire in 2010.

     We have recorded a valuation allowance against our deferred tax assets to the extent that we determined that it is more likely than not that these items will either expire before we are able to realize their benefits or that future deductibility is uncertain. As it relates to the U.S. tax jurisdiction, we determined that our temporary taxable difference associated with our investment in Clearwire Communications will reverse within the carryforward period of the net operating losses and accordingly represents relevant future taxable income.
     The income tax rate computed using the federal statutory rates is reconciled to the reported effective income tax rate as follows:

	Year Ended
	December 31,
	2008	2007
Federal statutory income tax rate	35.0%	35.0%
State income taxes (net of federal benefit)	(1.5)	(0.8)
Other, net	0.2	0.2
Valuation allowance	(50.3)	(42.2)

Effective income tax rate	(16.6)%	(7.8)%

     We file income tax returns for Clearwire and our subsidiaries in the U.S. Federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2008, the tax returns for Old Clearwire for the years 2003 through 2007 remain open to examination by the Internal Revenue Service and various state tax authorities. In addition, Old Clearwire acquired U.S. and foreign entities which operated prior to 2003. Most of the acquired entities generated losses for income tax purposes and certain tax returns remain open to examination by U.S. and foreign tax authorities for tax years as far back as 1998.
     Our policy is to recognize any interest related to unrecognized tax benefits in interest expense or interest income. We recognize penalties as additional income tax expense. As December 31, 2008, we had no uncertain tax positions and therefore accrued no interest or penalties related to uncertain tax positions.
10. Long-term Debt
     Long-term debt at December 31, 2008 consisted of the following (in thousands):

Senior Term Loan Facility, due in 2011, 1% of principal due annually; residual at maturity	$1,364,790
Less: current portion	(14,292)

Total long-term debt	$1,350,498

     Senior Term Loan Facility — In conjunction with the Transactions, we assumed from Old Clearwire the Senior Term Loan Facility, which had a balance as of the Closing of $1.19 billion, net of discount. Concurrent with the assumption of the Senior Term Loan Facility, we made a payment of $50.0 million for certain financing fees which represented an obligation of Old Clearwire. Further, based on our assessment of the fair value of the Senior Term Loan Facility at the date of the Transactions, we recorded a $50.0 million discount against the principal balance. As of December 31, 2008, we have recorded $1.7 million for the accretion of debt discount. The Senior Term Loan Facility retains the terms and conditions as set forth in the Amended Credit Agreement. In addition, on December 1, 2008, we elected to add the Sprint Tranche under the Amended Credit Agreement in the amount of $179.2 million for the reimbursement of the remaining obligation of the Sprint Pre-Closing Financing Amount. The Senior Term Loan Facility requires quarterly payments in the amount of 1.00% of the original principal amount per year, with the remaining balance due on May 28, 2011.
     The rate of interest for borrowings under the Senior Term Loan Facility is the LIBOR base rate plus a margin of 6.00%, with a base rate being no lower than 2.75% per annum or the alternate base rate, which is equal to the greater of (a) the Prime Rate or (b) the Federal Funds Effective rate plus 1/2 of 1.00%, plus a margin of 5.00%, with a base rate being no lower than 4.75% per annum. These margin rates increase by 50 basis points on each of the sixth, twelfth, and eighteen month anniversaries of the Closing. At our option, the accrued interest resulting from the margin increases will be payable in cash or payable in kind by capitalizing the additional interest and adding it to the outstanding principal amount of the Senior Term Loan Facility. On the second anniversary of the Closing, the applicable margin rate will increase to 14.00% per annum for LIBOR-based loans and for alternate base rate loans the applicable margin rate will increase to 13.00% per annum. Interest is payable quarterly with respect to alternate base rate loans, and with respect to LIBOR-based loans, interest is payable in arrears at the end of each applicable period, but at least every three months. In addition, on the second anniversary of the Closing, we are required to pay an amount equal to 4.00% of the outstanding principal balance of the Senior Term Loan Facility. This fee will be paid in kind by capitalizing the amount of the fee and adding it to the outstanding principal amount of the Senior Term Loan Facility. The current weighted average interest rate on our Senior Term Loan Facility was 8.8% at December 31, 2008.
     As of December 31, 2008, $1.41 billion in aggregate principal amount was outstanding under the Senior Term Loan Facility, with a carrying value and an approximate fair market value of $1.36 billion.
     The Senior Term Loan Facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the Senior Term Loan Facility include, among other things, limitations on our ability to: declare dividends and make other distributions, redeem or repurchase our capital stock, prepay, redeem or repurchase indebtedness, make loans or investments (including acquisitions), incur additional indebtedness, enter into new lines of business, and sell our assets. The Senior Term Loan Facility is secured by a blanket lien on substantially all of our domestic assets, including a pledge of all of our domestic and international ownership interests. For purposes of repayment and in the event of liquidation, dissolution or bankruptcy, the Sprint Tranche shall be subordinated to the Senior Term Loan Facility and obligations under the Amended Credit Agreement.
     Future payments of interest and principal, including payment in kind interest and fees on our Senior Term Loan Facility for the remaining years are as follows (in thousands):

	Years Ending December 31,
	Principal	Interest
2009	$14,292	$125,007
2010	14,292	153,662
2011	1,462,254	122,996

	$1,490,838	$401,665

     Interest Expense, Net — Interest expense, net, included in our consolidated statements of operations for the years ended December 31, 2008 and 2007, consisted of the following (in thousands):

	Year Ended
	December 31,
	2008	2007
Interest expense	$19,347	$—
Accretion of debt discount	1,667	—
Capitalized interest	(4,469)	—

	$16,545	$—

11. Derivative Instruments
     As a result of the closing of the Transactions, we assumed two interest rate swap contracts with two year and three year terms, which are based on 3-month LIBOR with a combined notional value of $600 million. These were economic hedges for Old Clearwire LIBOR based debt. However, in accordance with SFAS No. 133, we did not designate the interest rate swap contracts as hedges. We are not holding these interest rate swap contracts for trading or speculative purposes and continue to hold these derivatives to offset our exposure to interest rate risk.
     The following table sets forth information regarding our interest rate swap contracts as of December 31, 2008 (in thousands):

	Notional		Receive	Pay	Fair Market
Type of Derivative	Amount	Maturity Date	Index Rate	Fixed Rate	Value
Swap	$300,000	3/5/2010	3-month LIBOR	3.50%	$(7,847)
Swap	$300,000	3/5/2011	3-month LIBOR	3.62%	$(13,744)
     The fair value of the interest rate swaps are reported as other long-term liabilities in our consolidated balance sheet at December 31, 2008. In accordance with SFAS No. 157, we computed the fair value of the swaps using observed LIBOR rates and unobservable market interest rate swap curves which are deemed to be Level 3 inputs in the fair value hierarchy (see Note 12).
     Since the interest rate swaps are undesignated as hedges as of December 31, 2008, we recognized the entire change in fair value in our consolidated statement of operations with no portion held in accumulated other comprehensive income (loss). The loss on the interest rate swaps recognized in our consolidated statement of operations for the year ended December 31, 2008 was $6.1 million, which is recorded in other income (expense), net.
     The interest rate swaps are in a liability position to our counterparties as of December 31, 2008. We monitor the risk of nonperformance of the Company and that of its counterparties on an ongoing basis.
12. Fair Value Measurements
     As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, we use various methods including market, cost and income approaches. Based on these approaches, we utilize certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. Based on the observability of the inputs used in the valuation techniques, we are required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and debt instruments carried at fair value will be classified and disclosed in one of the following three categories:
          Level 1: Quoted market prices in active markets for identical assets or liabilities
          Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data
          Level 3: Unobservable inputs that are not corroborated by market data
     We maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. If listed prices or quotes are not available, fair value is based upon internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to interest rate yield curves, volatilities, equity or debt prices, and credit curves. We utilize certain assumptions that market participants would use in pricing the financial instrument, including assumptions about risk, such as credit, inherent and default risk. The degree of management judgment involved in determining the fair value of a financial instrument is dependent upon the availability of quoted market prices or observable market parameters. For financial instruments that trade actively and have quoted market prices or observable market parameters, there is minimal judgment involved in measuring fair value. When observable market prices and parameters are not fully available, management judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability and reliability of quoted prices or observable data. In these instances, we use certain unobservable inputs that cannot be validated by reference to a readily observable market or exchange data and rely, to a certain extent, on our own assumptions about the assumptions that a market participant would use in pricing the security. These internally derived values are compared with non-binding values received from brokers or other independent sources, as available.
     The following table is a description of the pricing assumptions used for instruments measured and recorded at fair value, including the general classification of such instruments pursuant to the valuation hierarchy. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Financial Instrument	Hierarchy	Pricing Assumptions
Cash and cash equivalents	Level 1	Market quotes
Investment: U.S. Treasuries	Level 1	Market quotes
Investment: Money market mutual funds	Level 1	Market quotes
Investment: Auction rate securities	Level 3	Discount of forecasted cash flows adjusted for default/loss probabilities and estimate of final maturity
Debt Instrument: Senior Term Loan Facility	Level 3	Discount of forecasted cash flows adjusted for default/loss probabilities and estimate of final maturity
Derivative: Interest rate swaps	Level 3	Discount of forecasted cash flows adjusted for risk of non-performance
Investment Securities
     Where quoted prices for identical securities are available in an active market, securities are classified in Level 1 of the valuation hierarchy. Level 1 securities include U.S. Treasuries and money market mutual funds for which there are quoted prices in active markets. In certain cases where there is limited activity or less transparency around inputs to the valuation, investment securities are classified within Level 2 or Level 3 of the valuation hierarchy.

Derivatives
     The two derivative contracts assumed by us in the Transactions are “plain vanilla swaps.” Derivatives are classified in Level 3 of the valuation hierarchy. To estimate fair value, we use an income approach whereby we estimate net cash flows and discount the cash flows at a risk-adjusted rate. The inputs include the contractual terms of the derivatives, including the period to maturity, payment frequency and day-count conventions, and market-based parameters such as interest rate forward curves and interest rate volatility. A level of subjectivity is used to estimate the risk of our non-performance or that of our counterparties.
Debt Instruments
     We have $1.41 billion of principal outstanding on our Senior Term Loan Facility, with a carrying value and an approximate fair value of $1.36 billion. This liability is classified in Level 3 of the valuation hierarchy. The Senior Term Loan Facility is not publicly traded. To estimate fair value of the Senior Term Loan Facility, we use an income approach whereby we estimate contractual cash flows and discount the cash flows at a risk-adjusted rate. The inputs include the contractual terms of the Senior Term Loan Facility and market-based parameters such as interest rate forward curves. A level of subjectivity and judgment is used to estimate credit spread.
     The Amended Credit Agreement was renegotiated and restated on November 21, 2008 by Old Clearwire prior to the Closing, with changes to the economic terms that management believes are consistent with expectations of investors as market participants in the current market environment.
     The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at December 31, 2008 (in thousands):

	Quoted	Significant
	Prices in	Other	Significant
	Active	Observable	Unobservable
	Markets	Inputs	Inputs	Total
	(Level 1)	(Level 2)	(Level 3)	Fair Value

Financial assets:
Cash and cash equivalents	$1,206,143	$—	$—	$1,206,143
Short-term investments	$1,901,749	$—	$—	$1,901,749
Long-term investments	$—	$—	$18,974	$18,974
Financial liabilities:
Interest rate swaps	$—	$—	$21,591	$21,591
Debt	$—	$—	$1,364,790	$1,364,790
     The following table provides a reconciliation of the beginning and ending balances for the major classes of assets and liabilities measured at fair value using significant unobservable inputs (Level 3) (in thousands):

	Level 3	Level 3
	Financial Assets	Financial Liabilities
Balance at January 1, 2008	$—	$—
Balances acquired from Old Clearwire	36,011	1,203,019
Additional tranche on Senior Term Loan Facility	—	179,196
Payments on Senior Term Loan Facility	—	(3,573)
Accretion of debt discount	—	1,667
Total losses included in net loss:
Other-than-temporary impairment loss and realized loss on investments	(17,037)	—
Other income (expense), net	—	6,072

Balance at December 31, 2008	$18,974	$1,386,381

13. Commitments and Contingencies
     Our commitments for non-cancelable operating leases consist mainly of leased spectrum license fees, office space, equipment and certain of our network equipment situated on leased sites, including land, towers and rooftop locations. Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Leased spectrum agreements have initial terms of up to 30 years. Other operating leases generally have initial terms of five years with multiple renewal options for additional five-year terms totaling between 20 and 25 years.

     Future minimum payments under obligations listed below (including all optional expected renewal periods on operating leases) as of December 31, 2008, are as follows (in thousands):

							Thereafter,
							including all
	Total	2009	2010	2011	2012	2013	renewal periods
Long-term debt obligations	$1,490,838	$14,292	$14,292	$1,462,254	$—	$—	$—
Interest payments	401,665	125,007	153,662	122,996	—	—	—
Operating lease obligations	2,868,823	119,390	119,287	119,070	119,350	118,512	2,273,214
Spectrum lease obligations	5,020,998	149,833	119,593	129,283	134,469	133,924	4,353,896
Spectrum service credits	96,452	986	986	986	986	986	91,522
Signed spectrum agreements	47,800	47,800	—	—	—	—	—
Sprint WiMAX inventory	52,100	52,100	—	—	—	—	—
Motorola agreement	10,695	10,695	—	—	—	—	—
Other purchase obligations	334,775	134,776	151,267	16,244	16,244	16,244	—

Total	$10,324,146	$654,879	$559,087	$1,850,833	$271,049	$269,666	$6,718,632

     Spectrum and operating lease expense — Expense recorded related to leased spectrum, excluding amortization of spectrum leases of $17.1 million in 2008, was $72.9 million and $60.1 million for the years ended December 31, 2008 and 2007, respectively. Rent expense recorded related to operating leases was $51.3 million and $2.0 million for the years ended December 31, 2008 and 2007, respectively.
     Other spectrum commitments — We acquired commitments from Old Clearwire to provide Clearwire services to the lessors in launched markets, and reimbursement of capital equipment and third-party service expenditures of the lessors over the term of the lease. We accrue a monthly obligation for the services and equipment based on the total estimated available service credits divided by the term of the lease. The obligation is reduced as actual invoices are presented and paid to the lessors. Subsequent to the Closing, we satisfied $76,000 related to these commitments. The maximum remaining commitment at December 31, 2008 is $96.5 million and is expected to be incurred over the term of the related lease agreements, which generally range from 15-30 years.
     As of December 31, 2008, we have signed agreements to acquire approximately $47.8 million in new spectrum, subject to closing conditions. These transactions are expected to be completed within the next twelve months.
     WiMAX equipment purchase commitment — Under the terms of the Transactions, we are required to purchase from Sprint certain WiMAX equipment not contributed as part of the Transactions. We are required to purchase the WiMAX equipment for $52.1 million, which represents Sprint’s cost to acquire that equipment. The purchases from Sprint must be made within twelve months of the Closing.
     Motorola agreements — As a result of the Transactions, we assumed commercial agreements with Motorola where we are commited to purchase certain infrastructure and supply inventory from Motorola. Certain of our subsidiaries are also commited to purchase certain types of network infrastructure products, modems and PC cards we provide to our subscribers exclusively from Motorola through August 2011 and, thereafter, 51% until the term of the agreement is completed on August 29, 2014, as long as certain conditions are satisfied. For the period following the Closing, we paid Motorola $2.4 million under these agreements. The remaining commitment was $10.7 million at December 31, 2008.
     Purchase obligations — As part of the Closing, we assumed certain agreements and the obligations thereunder, including a number of arrangements for the sourcing of equipment, supplies and services with take-or-pay obligations. Our obligations with these suppliers run through 2013 and have total minimum purchase obligations of $334.8 million.
     Legal proceedings — On December 1, 2008, Adaptix, Inc., which we refer to as Adaptix, filed suit for patent infringement against us and Sprint in the U.S. District Court for the Eastern District of Texas, alleging that we and Sprint infringed six patents purportedly owned by Adaptix. On February 10, 2009, Adaptix filed an Amended Complaint alleging infringement of a seventh patent. Adaptix alleges that by offering mobile WiMAX services to customers in compliance with the 802.16 and 802.16e WiMAX standards, and by making, using and/or selling the supporting WiMAX network used to provide such WiMAX services, we and Sprint infringed the seven patents. Adaptix is seeking monetary damages, attorneys’ fees and a permanent injunction enjoining us from further acts of alleged infringement. On February 25, 2009, we filed an Answer to the Amended Complaint, denying infringement and asserting several affirmative defenses, including that the asserted patents are invalid. A trial is scheduled for December 2010, and the parties are expected to commence discovery in early 2009.

     On May 7, 2008, Sprint filed an action in the Delaware Court of Chancery against iPCS, Inc., which we refer to as iPCS, and certain subsidiaries of iPCS, which we refer to as the iPCS Subsidiaries, seeking a declaratory judgment that, among other things, the Transactions do not violate iPCS’ and iPCS Subsidiaries’ rights under their separate agreements with Sprint to operate and manage portions of Sprint’s PCS network in certain geographic areas. The Delaware case was later stayed by the Delaware court. On May 12, 2008, iPCS and the iPCS Subsidiaries filed a competing lawsuit in the Circuit Court of Cook County, Illinois, alleging that the Transactions would breach the exclusivity provisions in their management agreements with Sprint. On January 30, 2009, iPCS and the iPCS Subsidiaries filed an Amended Complaint seeking a declaratory judgment that the consummation of the Transactions violates their management agreements with Sprint, a permanent injunction preventing Sprint and its related parties, which iPCS alleges includes Clearwire, from implementing the Transactions and competing with Plaintiffs, damages against Sprint for unlawful competition and costs and legal fees. No trial date in either case is currently scheduled. We are not named as a party in either litigation, but have received a subpoena from iPCS and iPCS Subsidiaries seeking documents and testimony. If iPCS prevails and obtains a permanent injunction and the Court deems Clearwire to be a related party under the management agreements then we may be restricted from competing with iPCS and iPCS Subsidiaries. We do not believe that the inability to offer services in iPCS Coverage areas would have a material adverse effect on our business.
     Clearwire is a party to various other pending legal proceedings, claims, investigations and administrative proceedings. Our management and legal counsel have reviewed the probable outcome of these proceedings, the costs and expenses reasonably expected to be incurred, the availability and limits of our insurance coverage, existing contractual indemnification provisions and each of our established liabilities. While the outcome of these other pending proceedings cannot be predicted with certainty, based on our review, we believe that any unrecorded liability that may result will not have a material adverse effect on our liquidity, financial condition or results of operations.
     Indemnification agreements — We are currently a party to, or contemplating entering into, indemnification agreements with certain officers and each of the members of our Board of Directors. No liabilities have been recorded in the consolidated balance sheets for any indemnification agreements.
     Warrants — In accordance with the Transaction Agreement, all Old Clearwire warrants issued and outstanding at the Closing were exchanged on a one-for-one basis for warrants with equivalent terms. The fair value of the warrants exchanged of $18.5 million is included in the calculation of purchase consideration using the Black-Scholes option pricing model using a share price of $6.62. See Note 3, Strategic Transactions, for further discussion. Holders may exercise their warrants at any time, with exercise prices ranging from $3.00 to $48.00. Old Clearwire granted the holders of the warrants registration rights covering the shares subject to issuance under the warrants. The number of warrants outstanding at December 31, 2008 was 17,806,220. The warrants expire on August 5, 2010, but the term is subject to extension in certain circumstances.
     In connection with the registration rights agreement, Old Clearwire filed a resale registration statement, which was effective on August 28, 2007, on Form S-1 registering the resale of shares of Old Clearwire Class A Common Stock issuable upon the exercise of the warrants. We are required to also file a registration statement within 120 days after the Closing, which must be declared effective within 180 days after Closing. Once the registration statement is effective, we must maintain such registration statement in effect (subject to certain suspension periods) as long as the warrants remain outstanding. If we fail to meet our obligations to maintain that registration statement, we will be required to pay to each affected warrant holder an amount in cash equal to 2% of the purchase price of such holder’s warrants. In the event that we fail to make such payments in a timely manner, the payments will bear interest at a rate of 1% per month until paid in full. This registration rights agreement also provides for incidental registration rights in connection with follow-on offerings, other than issuances pursuant to a business combination transaction or employee benefit plan. We do not consider payment of any such penalty to be probable as of December 31, 2008, and have therefore not recorded a liability for this contingency.
     As of December 31, 2008, Eagle River Holdings, LLC held warrants entitling it to purchase 613,333 shares of Clearwire Class A Common Stock at an exercise price of $15.00 per share and warrants to purchase 375,000 shares of Clearwire Class A Common Stock at an exercise price of $3.00 per share. As of December 31, 2008, the remaining life of the warrants was 4.9 years.
14. Share-Based Payments
     In connection with the Closing, we assumed the Old Clearwire 2008 Stock Compensation Plan, which we refer to as the 2008 Plan, the Old Clearwire 2007 Stock Compensation Plan, which we refer to as the 2007 Plan, and the Old Clearwire 2003 Stock Option Plan, which we refer to as the 2003 Plan. Share grants under the 2008 Plan generally vest ratably over four years and expire no later than seven years after the date of grant. Grants to be awarded under the 2008 Plan will be made available at the discretion of the Compensation Committee of the Board of Directors from authorized but unissued shares, authorized and issued shares reacquired and held as treasury shares, or a combination thereof. At December 31, 2008, there were 78,859,000 shares available for grant under the 2008 Plan, which authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards to our employees, directors and consultants. Since the adoption of the 2008 Plan, no additional stock options will be granted under the 2007 Plan or the 2003 Plan.
     We apply SFAS No. 123(R) to new awards and to awards modified, repurchased, or cancelled. Share-based compensation expense is based on the estimated grant-date fair value and is recognized net of a forfeiture rate on those shares expected to vest over a graded vesting schedule on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards.
Stock Options
     In connection with the Transactions, all Old Clearwire stock options issued and outstanding at the Closing were exchanged on a one-for-one basis for stock options with equivalent terms. The fair value of the vested and proportionately vested stock options exchanged of $38.0 million (see Note 3) is included in the calculation of purchase consideration using the Black-Scholes option pricing model with a share price of $6.62. Following the Closing, we granted options to certain officers and employees under the 2008 Plan. All options vest over a four-year period. Under SFAS No. 123(R), the fair value of option grants is estimated on the date of grant using the Black-Scholes option pricing model.
     A summary of option activity from January 1, 2007 through December 31, 2008 is presented below:

			Weighted-
			Average	Aggregate
		Weighted-	Remaining	Intrinsic
		Average	Contractual	Value As of
	Number of	Exercise	Term	12/31/2008
	Options	Price	(Years)	(In millions)
Options outstanding — January 1, 2007	—

Options outstanding — December 31, 2007	—

Exercisable outstanding — December 31, 2007	—

Options acquired in purchase accounting — November 28, 2008	19,093,614	$14.38

Exercisable outstanding — November 28, 2008	13,224,722	13.44

Granted	425,000	4.10
Forfeited	(337,147)	11.64
Exercised	(9,866)	3.00

Options outstanding — December 31, 2008	19,171,601	$14.21	6.36	$4.33

Exercisable outstanding — December 31, 2008	13,124,972	$13.44	6.09	$3.97

     Information regarding stock options outstanding and exercisable as of December 31, 2008 is as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Contractual	Weighted		Weighted
		Life	Average		Average
	Number of	Remaining	Exercise	Number of	Exercise
Exercise Prices	Options	(Years)	Price	Options	Price
$2.25 — $3.00	1,963,086	4.0	$2.91	1,963,086	$2.91
$4.10	425,000	7.0	4.10	—	—
$6.00	3,679,307	5.7	6.00	3,674,306	6.00
$9.59 — $13.49	2,158,032	6.0	11.43	339,621	12.05
$13.70 — $16.02	1,550,504	6.7	15.04	1,079,898	15.05
$17.11	2,853,850	5.9	17.11	1,155,000	17.11
$18.00	1,958,018	7.2	18.00	1,703,408	18.00
$20.16 — $24.00	2,145,652	8.2	23.23	1,422,065	23.38
$24.09	7,000	8.7	24.09	1,750	24.09
$25.00 — $25.33	2,431,152	7.6	25.00	1,785,838	25.00

Total	19,171,601	6.4	$14.21	13,124,972	$13.44

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions for the year ended December 31, 2008:

Expected volatility	66.52%
Expected dividend yield	—
Expected life (in years)	4.75
Risk-free interest rate	1.93%
Weighted average fair value per option at grant date	$2.24
     Expense recorded related to stock options in the year ended December 31, 2008 was $2.4 million. In addition to options issued in exchange as part of the Transactions, the fair value of option grants during 2008 was $954,000. The total unrecognized share-based compensation costs related to non-vested stock options outstanding at December 31, 2008 was approximately $9.0 million and is expected to be recognized over a weighted average period of approximately 2 years.
     As of December 31, 2008, our forfeiture rate used in the calculation of stock option expense is 12.66%.
Restricted Stock Units
     In connection with the Transactions, all Old Clearwire restricted stock units, which we refer to as RSUs issued and outstanding at the Closing were exchanged on a one-for-one basis for RSUs with equivalent terms. The fair value of the proportionately vested RSUs exchanged of $1.4 million (see Note 3) is included in the calculation of purchase consideration at a fair value equal to an unrestricted share, which is $6.62. Following the Closing, we granted RSUs to certain officers and employees under the 2008 Plan. All RSUs vest over a four-year period. Under SFAS No. 123(R), the fair value of our RSUs is based on the grant-date fair market value of the common stock, which equals the grant date market price.
     A summary of the RSU activity for the year ended December 31, 2008 is presented below:

		Weighted-
	Number of	Average
	RSU’s	Grant Price
Restricted stock units outstanding — January 1, 2007	—	$—

Restricted stock units outstanding — December 31, 2007	—	$—

Restricted stock units acquired in purchase accounting — November 28, 2008	3,216,500	$13.19
Granted	716,000	$4.10
Forfeited	(43,000)	$—
Exercised	(508,098)	$5.18
Cancelled	(108,777)	$—

Restricted stock units outstanding — December 31, 2008	3,272,625	$13.19

     Expense recorded related to RSUs in the year ended December 31, 2008 was $1.3 million. The total fair value of grants during 2008 was $2.9 million. As of December 31, 2008, there were 3,272,625 units outstanding and total unrecognized compensation cost of approximately $17.0 million, which is expected to be recognized over a weighted-average period of approximately 2 years.
     For the year ended December 31, 2008, we used a forfeiture rate of 7.50% in determining compensation expense for our RSUs.
Sprint Equity Compensation Plans
     In connection with the Transactions, certain of the Sprint WiMAX Business employees became employees of Clearwire and currently hold unvested Sprint stock options and RSUs in Sprint’s equity compensation plans, which we refer to collectively as the Sprint Plans. The Sprint Plans allow for continued plan participation as long as the employee remains employed by a Sprint subsidiary or affiliate. Under the Sprint Plans, options are generally granted with an exercise price equal to the market value of the underlying shares on the grant date, generally vest over a period of up to four years and have a contractual term of ten years. RSUs generally have both performance and service requirements with vesting periods ranging from one to three years. RSUs granted after the second quarter 2008 included quarterly performance targets but were not granted until performance targets were met. Therefore, at the grant date these awards only had a remaining service requirement and vesting period of six months following the last day of the applicable quarter. Employees who were granted RSUs were not required to pay for the shares but generally must remain employed with Sprint or a subsidiary, until the restrictions lapse, which was typically three years or less. At December 31, 2008, there were 2,604,784 unvested options and 907,265 unvested RSUs outstanding.

     The share-based compensation associated with these employees is incurred by Sprint on our behalf and is accounted for in accordance with SFAS No. 123(R) and EITF Issue No. 00-12, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Sprint provided us with the fair value of the options and RSUs for each reporting period, calculated in accordance with EITF Issue No. 96-18, Accounting for Equity Investments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which we refer to as EITF Issue No. 96-18. EITF Issue No. 96-18 requires remeasurement based on the fair value of the equity instruments at each reporting period until the instruments are vested.
     Compensation expense recorded related to the employees with unvested Sprint stock options and RSUs for the year ended December 31, 2008 was $2.8 million. Total unrecognized share-based compensation costs related to unvested stock options and RSUs outstanding as of December 31, 2008 was $292,000 and $493,000, respectively, and is expected to be recognized over approximately 1.4 years for stock options and 1.0 year for RSUs, respectively.
15. Non-controlling Interests and Stockholders’ Equity
     Pursuant to the Transactions, the following shares of common stock are authorized, issued and outstanding at December 31, 2008 (in thousands, except per share amounts):

			Issued and
		Authorized	Outstanding
	Par Value	Shares	Shares
Clearwire Class A Common Stock	$0.0001	1,300,000	190,002
Clearwire Class B Common Stock	$0.0001	750,000	505,000
Preferred Stock	$0.0001	15,000	—

		2,065,000	695,002

     No shares were outstanding prior to the Closing, as we were a wholly-owned division of Sprint.
Class A Common Stock
     The Clearwire Class A Common Stock represents the common equity of Clearwire. The holders of the Clearwire Class A Common Stock are entitled to one vote per share and, as a class, are entitled to 100% of any dividends or distributions made by Clearwire, with the exception of certain minimal liquidation rights provided to the Clearwire Class B Common Stockholders, which are described below. Each share of Clearwire Class A Common Stock participates ratably in proportion to the total number of shares of Clearwire Class A Common Stock issued by Clearwire. Holders of Clearwire Class A Common Stock have 100% of the economic interest in Clearwire and are considered the controlling interest for the purposes of financial reporting.
     Upon liquidation, dissolution or winding up, the Clearwire Class A Common Stock will be entitled to any assets remaining after payment of all debts and liabilities of Clearwire, with the exception of certain minimal liquidation rights provided to the Clearwire Class B Common Stockholders, which are described below.
Clearwire Class B Common Stock
     The Clearwire Class B Common Stock represents non-economic voting interests in Clearwire and holders of this stock are considered the non-controlling interests for the purposes of financial reporting. Identical to the Clearwire Class A Common Stock, the holders of Clearwire Class B Common Stock are entitled to one vote per share, however they do not have any rights to receive distributions other than stock dividends paid proportionally to each outstanding Clearwire Class A and Clearwire Class B Common Stockholder or upon liquidation of Clearwire, an amount equal to the par value per share, which is $0.0001 per share.
     Each holder of Clearwire Class B Common Stock holds an equivalent number of Clearwire Communications Class B Common Interests, which in substance reflects their economic stake in Clearwire. This is accomplished through an exchange feature that provides the holder the right, at any time, to exchange one share of Clearwire Class B Common Stock plus one Clearwire Communications Class B Common Interest for one share of Clearwire Class A Common Stock.
Clearwire Communications Interests
     Clearwire is the sole holder of voting interests in Clearwire Communications. As such, Clearwire controls 100% of the decision making of Clearwire Communications and consolidates 100% of its operations.

     The non-voting Clearwire Communication units are designated as either Clearwire Communications Class A Common Interests, which are 100% held by Clearwire, or Clearwire Communications Class B Common Interests, which are held by Sprint and the Investors, with the exception of Google. Both classes of non-voting Clearwire Communication units participate in distributions of Clearwire Communications on an equal and proportionate basis.
     Each holder of Clearwire Communications Class B Common Interests holds an equivalent number of Clearwire Class B Common Stock and will be entitled at any time to exchange one share of Clearwire Class B Common Stock plus one Clearwire Communications Class B Common Interests for one share of Clearwire Class A Common Stock.
     It is intended that at all times, the number of Clearwire Communications Class A Common Interests held by Clearwire will equal the number of shares of Clearwire Class A Common Stock issued by Clearwire. Similarly, it is intended that, at all times, Sprint and each Investor, except Google, will hold an equal number of Clearwire Class B Common Stock and Clearwire Communications Class B Common Interests.
Dividend Policy
     We have not declared or paid any dividends on Clearwire Class A or Class B Common Stock since the Closing. We currently expect to retain future earnings, if any, for use in the operations and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, covenants in the indenture governing our senior secured notes and the loan documents governing our Senior Term Loan Facility impose significant restrictions on our ability to pay dividends to our stockholders.
Non-controlling Interests in Clearwire Communications
     Clearwire Communications is consolidated into Clearwire. Therefore, the holders of the Clearwire Communications Class B Common Interests represent non-controlling interests in a consolidated subsidiary. As a result, the income (loss) consolidated by Clearwire will be decreased in proportion to the outstanding non-controlling interests. Currently, at the Clearwire level, non-controlling interests represent approximately 73% of the non-economic voting interests.
Reconciliation of Changes in Business Equity
     The following is a reconciliation of changes in business equity for the Sprint WiMAX Business (in thousands):

Opening business equity, January 1, 2007	$1,402,410
Contributions and advances from Sprint:
Cash advances from Sprint	1,022,599
Increase in Sprint’s accruals for capital expenditures advances from Sprint	164,652
Sprint’s purchase of 2.5 GHz FCC licenses with Sprint stock	100,000

Total contributions and advances from Sprint	1,287,251
Net loss for the year ended December 31, 2007	(224,725)

Business equity at December 31, 2007	2,464,936
Contributions and advances from Sprint:
Cash advances from Sprint	532,165
Decrease in Sprint’s accrual for capital expenditures advances from Sprint	(92,000)
Sprint’s purchase of 2.5 GHz FCC licenses	11,760

Total contributions and advances from Sprint	451,925
Net loss from January 1, 2008 to November 28, 2008	(402,693)
Deferred tax liability retained by Sprint	755,018

Business equity at November 28, 2008	$3,269,186

     The following is a recap of the recapitalization from the Transactions as of November 28, 2008 (in thousands):

Business equity in the Sprint WiMAX Business	$3,269,186
Acquisition of Old Clearwire before settlement loss	1,198,332
Investment by Investors and Sprint	3,200,037

$7,667,555

     The following is a reconciliation from November 28, 2008 to December 31, 2008 of controlling and non-controlling interests (in thousands):

	Controlling	Non-Controlling
	Interest	Interests	Total
Initial contribution at November 28, 2008	$2,092,075	$5,575,480	$7,667,555
Net loss from November 29, 2008 to December 31, 2008	(29,933)	(159,721)	(189,654)
Changes in accumulated other comprehensive income	3,194	8,490	11,684
Other	856	12,369	13,225

Ending balance at December 31, 2008	$2,066,192	$5,436,618	$7,502,810

16. Net Loss Per Share
     Basic and diluted loss attributable to Clearwire Corporation per share has been calculated in accordance with SFAS No. 128. Prior to the Closing, we had no equity as we were a wholly-owned division of Sprint. As such, we did not calculate or present net loss per share for the period from January 1, 2008 to November 28, 2008 and the year ended December 31, 2007. We have calculated and presented basic and diluted net loss attributable to Clearwire Corporation per share available to holders of Clearwire Class A Common Stock for the period from November 29, 2008 through December 31, 2008.
     At the Closing, Sprint exchanged its ownership in us for Clearwire Class B Common Stock and Clearwire Communications Class B Common Interests. The Investors, other than Google, contributed $2.7 billion to Clearwire in exchange for Clearwire Class B Common Stock and Clearwire Communications Class B Common Interests. Google invested $500 million in exchange for 25 million shares of Clearwire Class A Common Stock.
     Clearwire Class B Common Stockholders do not contractually participate in distributions of Clearwire; however Clearwire Class B Common Stockholders receive an income allocation in accordance with their non-controlling interests in Clearwire Communications, which is consolidated into Clearwire. For this reason, Clearwire Class B Common Stock loss per share is not presented on the consolidated statements of operations.
Basic Net Loss Attributable to Clearwire Corporation Per Class A Common Share
     The net loss attributable to Clearwire Corporation per share available to holders of Clearwire Class A Common Stock is calculated as follows (in thousands, except per share amounts):

Post Transaction
Period From
November 29, 2008 to
December 31, 2008
Net loss	$(189,654)
Less: non-controlling interests in net loss of consolidated subsidiaries	159,721

Net loss attributable to Clearwire Corporation	$(29,933)

     The net loss attributable to Clearwire Corporation per share available to Clearwire Class A Common Stockholders is calculated as follows (in thousands, except per share amounts):

	Outstanding	Weighted
	December 31,	Average Shares	Income
	2008	Outstanding(1)	Allocation(2)	Loss Per Share
Clearwire Class A Common Stock	190,002	189,921	$(29,933)	$(0.16)

(1)	Represents the weighted average outstanding shares from November 29, 2008 through December 31, 2008. At the Closing, Sprint and the Investors, other than Google, were issued Clearwire Communications Class B Common Interests and an equal number of Clearwire Class B Common Stock.

(2)	Clearwire Class B Common Stockholders do not contractually participate in distributions of Clearwire, however Clearwire Class B Common Stockholders receive an income allocation in accordance with their non-controlling interests in Clearwire Communications, which is consolidated into Clearwire.

Diluted Loss Per Share
     The hypothetical exchange of Clearwire Communications Class B Common Interests together with Clearwire Class B Common Stock for Clearwire Class A Common Stock will have a dilutive effect on diluted loss per share due to certain tax effects for the period from November 29, 2008 through December 31, 2008. That exchange would result in both an increase in the number of Clearwire Class A Common Stock outstanding and a corresponding increase in the net loss attributable to the Clearwire Class A Common Stockholders through the elimination of the non-controlling interests allocation. Further, to the extent that all of the Clearwire Communications Class B Common Interests and Clearwire Class B Common Stock are converted to Clearwire Class A Common Stock, the Clearwire Communications partnership structure will no longer exist and Clearwire will be required to recognize a tax provision related to indefinite lived intangible assets.
     Net loss available to holders of Clearwire Class A Common Stock, assuming conversion of the Clearwire Communications Class B Common Interests and Clearwire Class B Common Stock, is as follows (in thousands):

Post Transaction
Period From
November 29, 2008 to
December 31, 2008
Net loss attributable to Clearwire Corporation	$(29,933)
Non-controlling interests in net loss of consolidated subsidiaries	(159,721)
Tax adjustment resulting from dissolution of Clearwire Communications	(4,158)

Net loss available to Clearwire Class A Common Stockholders, assuming the exchange of Clearwire Class B to Class A Common Stock	$(193,812)

     Weighted average shares outstanding for diluted net loss per share available to holders of Clearwire Class A Common Stock are as follows (in thousands):

	Basic	Diluted
Clearwire Class A Common Stock	189,921	694,921
     The net loss per share available to holders of Clearwire Class A Common Stock on a diluted basis is calculated as follows (in thousands, except per share amounts):

	Outstanding	Weighted
	December 31,	Average Shares
	2008	Outstanding	Income	Loss Per Share
Clearwire Class A Common Stock	695,002	694,921	$(193,812)	$(0.28)
     The change in diluted loss per share is due to the hypothetical loss of partnership status for Clearwire Communications upon conversion of all Clearwire Communications Class B Common Interests and Clearwire Class B Common Stock and the conversion of the non-controlling interests discussed above.
     The computations of diluted loss per share for the period ended December 31, 2008 did not include the effects of the following options, restricted stock units and warrants as the inclusion of these securities would have been antidilutive during a period of losses and also did not include the contingent shares to be issued as part of the Transactions, since these shares had not been issued at December 31, 2008 (in thousands):

Post Transaction
Period From
November 29, 2008 to
December 31,
2008
Stock options	19,317
Restricted stock units	3,054
Warrants	17,806
Contingent shares	28,824

69,001

17. Comprehensive Loss
     Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to revenue, expenses, gains and losses that, under U.S. GAAP, are recorded as a component of stockholders’ equity but are excluded from net loss. Our other comprehensive loss is comprised of our share of foreign currency translation adjustments and unrealized gains and losses on marketable securities categorized as available-for-sale when applicable, after the applicable amounts have been allocated to our non-controlling interests.
     The following table sets forth the components of comprehensive loss (in thousands):

	For The Year Ended December 31,
	2008	2007
Net loss	$(592,347)	$(224,725)
Other comprehensive loss:
Net unrealized gain on available-for-sale investments	9,811	—
Foreign currency translation adjustment	1,873	—

Total other comprehensive loss	11,684	—

Total comprehensive loss	$(580,663)	$(224,725)

18. Business Segments
     We comply with the requirements of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, which we refer to as the CODM, in deciding how to allocate resources and in assessing performance. Operating segments can be aggregated for segment reporting purposes so long as certain aggregation criteria are met. Our CODM is our Chief Executive Officer. As our business continues to mature, we assess how we view and operate our business. Based on the nature of our operations, we market a product that is basically the same product across our United States and international markets. Our CODM assesses and reviews the Company’s performance and makes resource allocation decisions at the domestic and international levels. In 2008, we have identified two reportable segments: the United States and the International business. In 2007, we only had one reportable business segment: the United States, as we had no international operations.
     We report business segment information as follows (in thousands):

	Year Ended December 31, 2008
	United States	International	Total
Revenues	$17,775	$2,714	$20,489
Cost of goods and services and network costs (exclusive of items shown separately below)	130,317	1,172	131,489
Operating expenses	237,343	3,629	240,972
Transaction related expenses	82,960	—	82,960
Depreciation and amortization	56,074	2,072	58,146

Total operating expenses	506,694	6,873	513,567

Operating loss	$(488,919)	$(4,159)	$(493,078)

Other income (expense), net			(37,662)
Income tax provision			(61,607)
Less: non-controlling interests in net loss of consolidated subsidiaries			159,721

Net loss attributable to Clearwire Corporation			$(432,626)

Year Ended
December 31,
2008
Capital expenditures
United States	$532,776
International	1,420

$534,196

December 31,
2008
Total assets
United States	$8,901,988
International	222,179

$9,124,167

19. Related Party Transactions
     We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results. These relationships have been with Sprint, the Investors, Eagle River Holdings, LLC, which we refer to as ERH, Motorola, Inc. and Bell Canada, all of which are or have been related parties.
     The following amounts for related party transactions are included in our consolidated financial statements (in thousands):

	December 31,	December 31,
	2008	2007
Notes receivable	$4,837	$—
Accounts payable and accrued expenses	$33,872	$—
Pre-closing financing	$178,748	$—

	Year Ended December 31,
	2008	2007
Cost of good and services and network costs	$40,950	$41,554
Selling, general and administrative	$173,221	$75,554
Total contributions and advances from Sprint	$451,925	$1,287,251
     Amounts outstanding at the end of the year are unsecured and will be settled in cash.
     Sprint Nextel Corporation— Sprint assigned, where possible, certain costs to us based on our actual use of the shared services, which included office facilities and management services, including treasury services, human resources, supply chain management and other shared services, up through the Closing. Where direct assignment of costs was not possible or practical, Sprint used indirect methods, including time studies, to estimate the assignment of its costs to us, which were allocated to us through a management fee. The allocations of these costs were re-evaluated periodically. Sprint charged us management fees for such services of $171.1 million in the year ended December 31, 2008 and $115.0 million in the year ended December 31, 2007. Additionally, we have entered into lease agreements with Sprint for various switching facilities and transmitter and receiver sites for which we recorded rent expense of $36.4 million in the year ended December 31, 2008 and $2.0 million in the year ended December 31, 2007.
     Sprint Pre-Closing Financing Amount and Amended Credit Agreement— As a result of the Transactions, we assumed the liability to reimburse Sprint for the Sprint Pre-Closing Financing Amount. We were required to pay $213.0 million, plus related interest of $4.5 million, to Sprint in cash on the first business day after the Closing, with the remainder added as the Sprint Tranche under the Amended Credit Agreement in the amount of $179.2 million.
     Relationships among Certain Stockholders, Directors, and Officers of Clearwire — Following the completion of the Transactions and the post-closing adjustments, Sprint, through a wholly-owned subsidiary Sprint HoldCo LLC, owned the largest interest in Clearwire with an effective voting and economic interest in Clearwire of approximately 51% and the Investors collectively owned a 31% interest in Clearwire. See Note 3 for discussion regarding the post closing adjustment.
     ERH is the holder of 35,922,958 shares of our outstanding Clearwire Class A Common Stock, which represents an approximate 5% ownership interest in Clearwire. Eagle River Inc, which we refer to as ERI, is the manager of ERH. Each entity is controlled by Craig McCaw, a director of Clearwire. Mr. McCaw and his affiliates have significant investments in other telecommunications businesses, some of which may compete with us currently or in the future. It is likely Mr. McCaw and his affiliates will continue to make additional investments in telecommunications businesses.
     As of December 31, 2008, ERH held warrants entitling it to purchase 613,333 shares of Clearwire Class A Common Stock at an exercise price of $15.00 per share and warrants to purchase 375,000 shares of Clearwire Class A Common Stock at an exercise price of $3.00 per share. As of December 31, 2008, the remaining life of the warrants was 4.9 years.

     Certain of our officers and directors provide additional services to ERH, ERI and their affiliates for which they are separately compensated by such entities. Any compensation paid to such individuals by ERH, ERI and/or their affiliates for their services is in addition to the compensation paid by us.
     Following the Closing, Clearwire, Sprint, ERH and the Investors agreed to enter into an equityholders’ agreement, which set forth certain rights and obligations of the equityholders with respect to governance of Clearwire, transfer restrictions on our common stock, rights of first refusal and pre-emptive rights, among other things. In addition, we have also entered into a number of commercial agreements with Sprint and the Investors which are outlined below.
     Additionally, the wife of Mr. Salemme, our Executive Vice President, Strategy, Policy and External Affairs is a Group Vice President at Time Warner Cable. She was not directly involved in any of our transactions with Time Warner Cable.
     Davis Wright Tremaine LLP— The law firm of Davis Wright Tremaine LLP serves as our primary outside counsel, and handles a variety of corporate, transactional, tax and litigation matters. Mr. Wolff, our Co-Chairman, is married to a partner at Davis Wright Tremaine. As a partner, Mr. Wolff’s spouse is entitled to share in a portion of the firm’s total profits, although she has not received any compensation directly from us. For the year ended December 31, 2008, we paid $907,000 to Davis Wright Tremaine for legal services. This does not include fees paid by Old Clearwire.
     Master Site Agreement — We entered into a master site agreement with Sprint, or the Master Site Agreement, pursuant to which Sprint and we will establish the contractual framework and procedures for the leasing of tower and antenna collocation sites to each other. Leases for specific sites will be negotiated by Sprint and us on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement will be ten years from the Closing. The term of each lease for each specific site will be five years, but the lessee has the right to extend the term for up to an additional 20 years. The basic fee is $600 per month per site. The monthly fee will increase 3% per year. The lessee is also responsible for the utility costs and for certain additional fees, such as an application fee of $1,000 per site.
     Master Agreement for Network Services — We entered into a master agreement for network services, or the Master Agreement for Network Services, with various Sprint affiliated entities, which we refer to as the Sprint Entities, pursuant to which the Sprint Entities and we will establish the contractual framework and procedures for us to purchase network services from Sprint Entities. We may order various services from the Sprint Entities, including IP network transport services, data center co-location, toll-free services and access to the following business platforms: voicemail, instant messaging services, location-based systems and media server services. The Sprint Entities will provide a service level agreement that is consistent with the service levels provided to similarly situated customers. Pricing is specified in separate product attachments for each type of service; in general, the pricing is based on the mid-point between fair market value of the service and the Sprint Entities’ fully allocated cost for providing the service. The term of the Master Agreement for Network Services will be five years, but the lessee will have the right to extend the term for an additional five years. Additionally, in accordance with the Master Agreement for Network Services with the Sprint Entities, we assumed certain agreements for backhaul services with certain of the Investors that contain commitments that extend up to five years.
     IT Master Services Agreement — We entered into an IT master services agreement with the Sprint Entities, or the IT Master Services Agreement, pursuant to which the Sprint Entities and us will establish the contractual framework and procedures for us to purchase information technology, or IT, application services from the Sprint Entities. We may order various information technology application services from the Sprint Entities, including human resources applications, supply chain and finance applications, device management services, data warehouse services, credit/address check, IT help desk services, repair services applications, customer trouble management, coverage map applications, network operations support applications, and other services. The specific services requested by us will be identified in Statements of Work to be completed by the Sprint Entities and us. The Sprint Entities will provide service levels consistent with the service levels the Sprint Entities provide to their affiliates for the same services. Pricing will be specified in each separate Statement of Work for each type of service. The term of the IT Master Services Agreement will be five years, but we will have the right to extend the term for an additional five years.
     4G MVNO Agreement — We entered into a non-exclusive 4G MVNO agreement at the Closing with Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., or the 4G MVNO Agreement. We will sell wireless broadband services to the other parties to the 4G MVNO Agreement for the purposes of the purchasers marketing and reselling the wireless broadband services to each of their respective end user customers. The wireless broadband services to be provided under the 4G MVNO Agreement include standard network services, and, at the request of any of the parties, certain non-standard network services. We will sell these services at our retail prices less agreed upon discounts.

     Intel Market Development Agreement — We entered into a market development agreement with Intel, or the Intel Market Development Agreement, pursuant to which we committed to deploy mobile WiMAX on our network and to promote the use of certain notebook computers and mobile Internet devices on our network, and Intel would develop, market, sell and support WiMAX embedded chipsets for use in certain notebook computers and mobile Internet devices that may be used on our network. The Intel Market Development Agreement will last for a term of seven years from the date of the agreement, with Intel having the option to renew the agreement for successive one year terms up to a maximum of 13 additional years provided that Intel meets certain requirements. If Intel elects to renew the agreement for the maximum 20-year term, the agreement will thereafter automatically renew for successive one year renewal periods until either party terminates the agreement. Under the Intel Market Development Agreement, Clearwire Communications will pay to Intel a portion of the revenues received from certain retail customers using certain Intel-based notebook computers, or other mutually agreed on devices on the its network, for a certain period of time. Subject to certain qualifications, Clearwire Communications will also pay to Intel activation fees for each qualifying Intel-based device activated on its network during the initial term.
     Google Products and Services Agreement — We entered into a products and services agreement with Google, or the Google Products and Services Agreement, pursuant to which Google and we will collaborate on a variety of products and services. Google will provide advertising services to us for use with certain websites and devices, and we will utilize these Google advertising services on an exclusive basis for its retail customers. Google will pay us a percentage of the revenue that Google generates from these advertising services. Google will also provide a suite of hosted communications services, including email, instant messaging and calendar functionality, to us for integration into our desktop portal offering. Furthermore, we will support the open-source Android platform, will work with Google to offer certain other Google applications, and will explore working with Google on a variety of other potential products and services. The Google Products and Services Agreement will have a term of three years.
     Google Spectrum Agreement — We entered into a spectrum agreement with Google, or the Google Spectrum Agreement, pursuant to which we will make available to Google certain of our excess 2.5 GHz spectrum in various markets for experimental usage by Google, and for development of alternative applications by third-parties operating under the direction and approval of Google and us. The third-party use of our spectrum beyond that used for WiMAX technology can not be utilized in a manner that will interfere with our use of our spectrum for WiMAX technology, and will be subject to availability. The revenue generated from the spectrum usage other than for WiMAX technology will be shared by Google and us. In addition, both parties will agree to form a joint technology team to manage the activities outlined in the Google Spectrum Agreement. The Google Spectrum Agreement provides for an initial term of five years from the date of the agreement. The Google Spectrum Agreement will be terminable by either party on default of the other party.
     Motorola Agreements — As a result of the Transactions, we assumed commercial agreements with Motorola where we are committed to purchase certain infrastructure and supply inventory from Motorola. Certain of our subsidiaries are also committed to purchase certain types of network infrastructure products, modems and PC cards we provide to our subscribers exclusively from Motorola through August 2011 and, thereafter, 51% until the term of the agreement is completed on August 29, 2014, as long as certain conditions are satisfied. For the period following the Closing, we paid Motorola $2.4 million under these agreements. The remaining commitment was $10.7 million at December 31, 2008.
20. Quarterly Financial Information (unaudited)
     Summarized quarterly financial information for the years ended December 31, 2008 and 2007 is as follows (in thousands, except per share data):

	First	Second	Third	Fourth	Total
2008 quarter:
Total revenues	$—	$—	$—	$20,489	$20,489
Gross loss(1)	$(26,861)	$(25,577)	$(31,147)	$(27,415)	$(111,000)
Operating loss(2)	$(95,101)	$(73,679)	$(90,864)	$(233,434)	$(493,078)
Net loss attributable to Clearwire Corporation	$(97,437)	$(79,566)	$(137,603)	$(118,020)	$(432,626)
Net loss attributable to Clearwire Corporation per share available to Clearwire Class A Common Stockholders:
Basic				$(0.16)	$(0.16)
Diluted				$(0.28)	$(0.28)
2007 quarter:
Total revenues	$—	$—	$—	$—	$—
Gross loss(1)	$(3,758)	$(4,602)	$(5,606)	$(34,899)	$(48,865)
Operating loss	$(29,267)	$(39,596)	$(39,194)	$(104,328)	$(212,385)
Net loss attributable to Clearwire Corporation	$(32,563)	$(41,809)	$(42,045)	$(108,308)	$(224,725)

(1)	Gross loss excludes depreciation and amortization included in operating loss.

(2)	Operating loss includes a non-recurring charge of approximately $80.6 million related to the settlement of spectrum lease contracts.
21. Subsequent Events
     Upon consummation of the Transactions, the Investors originally purchased shares of Clearwire Class A Common Stock, Clearwire Class B Common Stock and Clearwire Communications Class B Common Interests, at a price of $20.00 per share or interest, as applicable. In accordance with the original terms of the Transaction Agreement, the purchase price paid by the Investors was subject to a post-closing adjustment to between $17.00 and $23.00 per share or interest, as applicable. On February 26, 2009, the final purchase price was determined based on the volume weighted average share price of the Clearwire Class A Common Stock on the NASDAQ Global Select Market over 15 randomly-selected trading days during the 30-trading day period ending on and including the trading day prior to February 26, 2009. Based on our trading price during the period, the final purchase price to be paid by the Investors was established to be $17.00 per share or interest, as applicable.
     The number of additional shares issued to the Investors on February 26, 2009 was as follows:

	Class A	Class B	Class B
Investor	Common Stock	Common Stock	Common Interests
Comcast Corporation	—	9,264,705	9,264,705
Time Warner Cable Inc.	—	4,852,941	4,852,941
Bright House Networks, LLC	—	882,353	882,353
Intel Corporation	—	8,823,530	8,823,530
Google	4,411,765	—	—

Total	4,411,765	23,823,529	23,823,529

     In addition, on February 27, 2009, the Company sold 588,235 shares of Clearwire Class A Common Stock to CW Investment Holdings, at a price of $17.00 per share, pursuant to the Transaction Agreement, dated as of May 7, 2008.